Exhibit 10.1

Execution Copy

EXECUTION VERSION

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (as it may be amended, modified or supplemented from time to time, this “Agreement”) is made as of February 23, 2018, by and among AAR CORP. (“AAR”), a Delaware corporation, as seller representative (in such capacity, the “Seller Representative”) and as Servicer (as defined below), each of the affiliates of AAR listed on the signature pages hereto on the date hereof as sellers, and such other affiliates of AAR, if any, as may become parties hereto as sellers pursuant to a Joinder Agreement with the prior written approval of Buyer in its sole and absolute discretion, in each case, in its capacity as seller hereunder (together with their successors and permitted assigns, the “Sellers” and each, individually, a “Seller”), and Citibank, N.A., a national banking association (together with its successors and assigns permitted hereunder, “Buyer”).  Any reference herein and in the other Transaction Documents to “Seller” without further designation shall be a reference to each Seller, respectively, as applicable.

RECITALS

Each Seller desires to sell certain of its Receivables from time to time, and Buyer desires to purchase from such Seller certain of such Receivables on the terms set forth herein.  Terms not otherwise defined herein shall have the meanings set forth on Exhibit A hereto.  The principles of interpretation set forth on Exhibit A hereto shall apply to this Agreement and the other Transaction Documents.

Accordingly, the parties hereto agree as follows:

1.                                      Sale and Purchase.

(a)                                 Sale.  Any Seller (or the Seller Representative for such Seller) from time to time during the period commencing on the date hereof and terminating on the Purchase Termination Date may Post an Offer on the Platform, which Posting shall constitute an offer by such Seller to Buyer to purchase the Proposed Receivables set forth in the Offer.  Buyer, in its sole discretion, may elect to accept an Offer (an “Acceptance”) on any Business Day within three (3) Business Days following such Offer by paying the Purchase Price, denominated in Dollars and paid to the Collection Account in immediately available funds.  Upon Buyer’s Acceptance, subject to satisfaction of the conditions precedent set forth in Section 1(b) hereto, Buyer shall and hereby does purchase, and such Seller shall and hereby does sell, all of such Seller’s right, title and interest (but none of Seller’s underlying obligations to the applicable Account Debtor) with respect to such Proposed Receivables as of the Purchase Date (all such Proposed Receivables, once sold and purchased hereunder and, together with all Related Security, Collections and proceeds with respect thereto, collectively the “Purchased Receivables”).  Under no circumstances shall Buyer purchase Proposed Receivables to the extent that such purchase would result in (i) the Outstanding Purchase Price exceeding the Maximum Outstanding Purchase Price, (ii) the Outstanding Purchase Price for all Tranche A Receivables exceeding the Tranche A Maximum Outstanding Purchase Price, (iii) the Outstanding Purchase Price for all Tranche B Receivables exceeding the Tranche B Maximum Outstanding Purchase Price, or (iv) the Outstanding Purchase Price with respect to any Account Debtor exceeding such Account Debtor’s Purchase Sublimit (unless otherwise agreed or accepted by the Buyer).

(b)                                 Conditions Precedent.  Buyer’s acceptance of each Offer and obligation to purchase any Proposed Receivables shall be conditioned on the satisfaction (or waiver by Buyer) of the following conditions precedent:

(i)                                     Such Seller’s representations and warranties made herein and in the other Transaction Documents with respect to the Proposed Receivables (including the Receivables Information) are true and accurate in all material respects, and all other of such Seller’s representations and warranties (other than those set forth in clauses (i) and (k) of Exhibit C) are true and accurate in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and accurate in all material respects as of such earlier date);

(ii)                                  Such Seller is in compliance in all material respects with all of its covenants made herein and in the other Transaction Documents;

(iii)                               No Event of Repurchase exists on such Purchase Date, unless such Seller has repurchased and paid (or is paying on such proposed Purchase Date) the full amount of the Repurchase Price (or the amount subject to Dispute, to the extent provided pursuant to Section 7 hereto) for the affected Purchased Receivables pursuant to the terms of Section 7 hereto or such repurchase or other payment has been effectuated on such proposed Purchase Date by payment in cash or by setoff by Buyer against the Purchase Price for the Proposed Receivables;

(iv)                              Following the sale and purchase of the Proposed Receivables set forth in the related Offer, (A) the Outstanding Purchase Price will not exceed the Maximum Outstanding Purchase Price, (B) the Outstanding Purchase Price for all Tranche A Receivables will not exceed the Tranche A Maximum Outstanding Purchase Price, (C) the Outstanding Purchase Price for all Tranche B Receivables will not exceed the Tranche B Maximum Outstanding Purchase Price and (D) the Outstanding Purchase Price with respect to the Purchased Receivables payable by any Account Debtor will not exceed such Account Debtor’s Purchase Sublimit (unless otherwise agreed or accepted by the Buyer);

(v)                                 In the case of the Initial Purchase Date, the other conditions precedent set forth on Exhibit B shall have been satisfied or waived in writing by the Buyer;

(vi)                              Seller shall have instructed each applicable Account Debtor to make any and all payments in respect of the Proposed Receivables directly to the Collection Account;

(vii)                           With respect to any Offer made on or after the DACA Date, Buyer shall have a perfected security interest in the Collection Account;

(viii)                        There shall not have been any Event of Termination with respect to any Seller Party since the date of the last purchase hereunder;

2

(ix)                              The Letter of Credit shall be in full force and effect and the L/C Issuer shall not have rejected any claim thereunder that is made in accordance with the terms and conditions of the Letter of Credit; and

(x)                                 The Credit Insurance Policy shall be in full force and effect and the Credit Insurance Provider shall not have rejected any claim thereunder that is made in accordance with the terms and conditions of the Credit Insurance Policy.

(c)                                  Purchase Price.  The purchase price for Purchased Receivables purchased on any Purchase Date (the “Purchase Price”) shall be calculated on the Platform and Posted with each Offer, and shall equal (i) the aggregate Net Invoice Amount of such Purchased Receivables (the “Aggregate Net Invoice Amount”) minus (ii) the Discount Margin.  Buyer shall pay the Purchase Price, denominated in Dollars, to the Collection Account in immediately available funds on the applicable Purchase Date for distribution by the Servicer to the applicable Sellers.  On each Purchase Date, Buyer shall cause the Platform to send by email a notice of payment of Purchase Price to the Seller Representative and the applicable Seller or such notice shall be available on the Platform.  Notwithstanding any other provision in this Agreement to the contrary, the purchase and sale of Proposed Receivables shall be and be deemed to be automatically effective and enforceable immediately upon payment by the Buyer of the Purchase Price and, upon receipt of the Purchase Price in the Collection Account, the Seller and Seller Representative, as applicable, shall hereby accept and shall have been deemed to have automatically accepted such purchase and sale without any further action or notice to or from any other Person.

(d)                                 Limited Recourse.  Except as otherwise provided in this Section 1(d), Section 5 and Section 7 hereto (and the other indemnity and expense reimbursement provisions expressly contained herein), each purchase of the Purchased Receivables is made without recourse to the applicable Seller and such Seller shall have no liability to Buyer for any Account Debtor’s failure to pay any Purchased Receivable when it is due and payable under the terms applicable thereto.  Subject to the limited recourse described below and herein, Buyer agrees that it shall assume the risk of the non-payment of any Purchased Receivable to the extent it is the result of an Insolvency Event of the applicable Account Debtor (subject to the Sellers’ responsibility for the payment of any Loss Recourse Amount in accordance with this Agreement), such assumption of credit risk being effective as of the Purchase Date for such Purchased Receivables.  Notwithstanding the foregoing, Buyer shall have full and unconditional recourse to each Seller (on a joint and several basis) on account of:

(i)                                     Any Loss Recourse Amount in accordance with this Agreement;

(ii)                                  Receivables offered for sale which would cause the outstanding amount of Purchased Receivables for an Account Debtor to exceed the related Account Debtor Purchase Sublimit (unless otherwise agreed or accepted by the Buyer) or would exceed the amount of the coverage for such Account Debtor under the Credit Insurance Policy (but only to the extent of such excess);

(iii)                               Either (x) non-payment by the Credit Insurance Provider for any claims under the Credit Insurance Policy or (y) non-payment by the L/C Issuer for any claims

3

under the Letter of Credit, in each case, as a result of the acts or omissions of any Seller, including inaccurate reporting pursuant to clause (f)(viii) of Exhibit D, provided by the Seller Representative; and

(iv)                              Failure to provide reasonable assistance to the Buyer in filing claims in a timely manner under the Credit Insurance Policy or the Letter of Credit.

(e)                                  True Sale.  Buyer and each Seller have structured the transactions contemplated by this Agreement as a sale and intend the transfer and conveyance of Purchased Receivables hereunder to be absolute and irrevocable “true sales” by Seller to Buyer, that provide Buyer with the full benefits and risks of ownership of the Purchased Receivables.  Neither any Seller nor Buyer intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Buyer to Seller, and Buyer and Sellers each agree to treat each such transaction as a true sale for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements).  Each Seller will advise all persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to Buyer.  In the event that, contrary to the mutual intent of the parties, any purchase of Purchased Receivables is not characterized as a sale, each Seller shall, effective as of the date hereof, be deemed to have granted to Buyer (and such Seller hereby does grant to Buyer), a first priority security interest in and to (under New York law) any and all present and future Purchased Receivables and Related Security sold or purported to be sold by such Seller and the proceeds thereof to secure the repayment on demand of all amounts paid to such Seller hereunder and all other obligations of such Seller hereunder, in each case, with accrued interest thereon at the Discount Rate, and this Agreement shall be deemed to be a security agreement.  With respect to such grant of a security interest, Buyer may at its option exercise from time to time any and all rights and remedies available to it hereunder, under the UCC or any similar law or otherwise.  If such a recharacterization shall occur, then each Seller agrees that ten (10) Business Days shall be reasonable prior notice to such Seller of the date of any public or private sale or other disposition of all or any of the Receivables by the Buyer following the occurrence of the Purchase Termination Date in accordance with clause (a) of the definition thereof.  Each Seller hereby authorizes Buyer to file any UCC-1 financing statements or similar filings under each applicable jurisdiction necessary to perfect the ownership interests and security interests granted by such Seller to Buyer under this Agreement and the Transaction Documents.

(f)                                   Authorization to Collect Receivables, Etc.  (i) Notwithstanding anything herein to the contrary, each Seller Party hereby agrees that Buyer shall have all rights as holder and owner in respect of the Purchased Receivables, including the right to exercise any and all of its rights, powers, privileges and remedies hereunder, under applicable law (including the UCC or any similar law) or at equity to collect any Purchased Receivables directly from the applicable Account Debtor; provided, however, that (x) until a Servicer Event Change has occurred and is continuing,  (y) until a late payment has occurred with respect to a Purchased Receivable and remains unpaid for more than five (5) Business Days following the Expected Due Date therefor (and such late payment has not been determined to be the result of a Repurchase Event for which the Seller has paid or is required to pay the related Repurchase Price, and has not otherwise caused a Repurchase Event to then be in effect with respect to such Purchased Receivable) or (z)

4

unless such notification is required to perfect the security or ownership interest of the Buyer under the law of any applicable jurisdiction, the Buyer shall not have the right to collect any Purchased Receivables directly from the applicable Account Debtor, change payment instructions or notify any Account Debtor that Seller has sold the applicable Purchased Receivables to Buyer hereunder; it being understood that following any of the events described in clauses (x), (y) or (z), above, the Buyer may (i) notify the applicable Account Debtor that the Seller has sold the applicable Purchased Receivables to the Buyer hereunder and (ii) direct such Account Debtor to make payments with respect to such Purchased Receivable directly to the Buyer’s Account (or as otherwise directed by the Buyer at such time).

(ii)                                  In addition, the Servicer will, upon the Buyer’s request, exercise commercially reasonable efforts to assist the Buyer in any of its efforts to enforce or collect upon the Purchased Receivables including, without limitation, providing the Buyer with contact information for the related Account Debtors and making introductions between the Buyer and such Account Debtors, as so requested by Buyer from time to time.  At the expense of the Sellers, each party shall, upon request of the other party (or such first party may, in its sole discretion), take all action and obtain all appropriate Account Debtor acknowledgements as may be necessary or desirable to more fully perfect, protect and evidence the Buyer’s interest in the Purchased Receivables hereunder under the laws of applicable jurisdictions.

(g)                                  Rights of Buyer in Purchased Receivables. As owner of the Purchased Receivables, Buyer shall have no obligation to account for, to replace, to substitute or to return any Purchased Receivables or Collections thereon to any Seller other than Purchased Receivables for which the Repurchase Price has been paid to the Buyer in accordance with the terms hereof.  Without limiting the foregoing, Buyer shall have the sole right to retain any gains or profits created by buying, selling or holding the Purchased Receivables. Subject to the express terms of this Agreement, Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Purchased Receivables and Collections thereon on whatever terms Buyer shall determine other than Purchased Receivables for which the Repurchase Price has been paid to the Buyer in accordance with the terms hereof.

(h)                                 Seller Representative. Each Seller hereby irrevocably appoints AAR and AAR agrees to act under this Agreement and the other Transaction Documents, as the agent and representative of each Seller for all purposes under this Agreement and the other Transaction Documents, including offering Receivables for purchase by the Buyer (through Requests or as otherwise agreed between Seller Representative and Buyer), receiving statements and other notices and communications to each such Seller from Buyer, service of process as described in Section 11 hereof, and delivering statements and other notices and communications from such Seller to Buyer. Buyer may rely, and shall be fully protected in relying, on any offers to purchase Receivables (through Requests or as otherwise agreed), disbursement instructions, reports, information, or any other notice or communication made or given by Seller Representative, whether in its own name, or on behalf of any Seller.

(i)                                     Unavailability of the Platform.  In the event that Buyer determines that the Platform is unavailable for Postings for any reason, the Sellers may continue to offer Proposed Receivables for purchase by Buyer pursuant to the supplemental terms set forth on Exhibit G

5

hereto.  Except as expressly provided in Exhibit G, this Agreement and the other Transaction Documents and the terms and conditions set forth herein and therein shall be equally applicable to sales and purchases of Receivables utilizing the supplemental terms set forth in Exhibit G and not fully utilizing the Platform in the manner otherwise contemplated herein.

2.                                      Representations and Warranties.  Each Seller Party represents and warrants to Buyer on each Purchase Date that the representations and warranties set forth on Exhibit C hereto (other than, for any Purchase Date after the Initial Purchase Date, those set forth in clauses (i) and (k) thereof) and made by such Person are true and correct in all material respects as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

3.                                      Covenants.  Each Seller Party agrees to perform the covenants set forth on Exhibit D hereto.

4.                                      Collection Activities.

(a)                                 Buyer appoints AAR as its servicer and agent (in such capacity, the “Servicer”) for the administration and servicing of all Purchased Receivables sold to Buyer hereunder, and AAR hereby accepts such appointment and agrees to assume the duties and the administration and servicing obligations as Servicer, and perform all necessary and appropriate commercial collection activities in arranging the timely payment of amounts due and owing by any Account Debtor, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, including, without limitation, diligently and faithfully performing all servicing and collection actions (including, if necessary, acting as party of record in foreign jurisdictions); provided, however, that such appointment as Servicer shall not release any Seller from any of its duties, responsibilities, liabilities and obligations resulting from or arising hereunder.  Buyer may replace the Servicer in the manner set forth in Section 4(e) hereto.  In connection with its servicing obligations, Servicer will, and will ensure that each Seller will, perform their respective obligations and exercise their respective rights under contracts related to the Purchased Receivables with the same care and applying the same policies as they apply to their own Receivables generally and would exercise and apply if they owned the Purchased Receivables and shall use commercially reasonable efforts to maximize Collections.

(b)                                 Servicer has established the Collection Account to receive amounts owing under the Purchased Receivables and covenants to maintain such account so long as any Purchased Receivable remains unpaid unless otherwise agreed to in writing by Buyer.  The Collection Account may contain funds relating to Receivables in addition to the amounts owing under the Purchased Receivables, provided that adequate records are created and maintained to identify clearly the funds in the Collection Account that relate to the Purchased Receivables. The parties shall use commercially reasonable efforts to negotiate and enter into an account control agreement covering the existing Collection Account in form and substance reasonably satisfactory to the Buyer on or prior to the DACA Date.  If such account control agreement has not been entered into by such date, and neither the Seller Representative nor the Buyer shall have elected to terminate this Agreement pursuant to the second sentence of Section 12(c), then the Servicer shall establish a new bank account with an account bank reasonably acceptable to the

6

Buyer (such new account shall replace the prior Collection Account as the new “Collection Account” hereunder and from and after that date for all purposes hereof), and within five (5) Business Days following the establishment of such account, all Account Debtors shall have been instructed by the Servicer to make all payments in respect of Purchased Receivables to such new Collection Account and such new Collection Account shall be under the sole dominion and control of the Buyer pursuant to an account control agreement in form and substance reasonably satisfactory to the Buyer.  Servicer covenants and agrees (i) to take any and all reasonable actions necessary, consistent with applicable law, (including those requested by Buyer) to ensure that all Collections on account of the Purchased Receivables will be paid directly by each Account Debtor to the Collection Account, without adjustment, setoff or deduction of any kind or nature, except as otherwise required by law, (ii) not to change the payment instructions while any Purchased Receivable remains outstanding, (iii) to the extent any Collections or other amounts with respect to the Purchased Receivables are deposited in any account other than the Collection Account, to cause all such amounts to be deposited into the Collection Account within three (3) Business Days of receipt thereof by the Servicer or such Seller, and (iv) not to permit the Collection Account to become subject to any control, lien, pledge or adverse claim of or by any third party (other than any lien of the Buyer granted hereunder and under the other Transaction Documents).  All Collections received or deposited into any Collection Account shall be transferred, delivered to or deposited in the Buyer’s Account by the Servicer within five (5) Business Days of receipt.

(c)                                  Until payments in respect of the Purchased Receivables have been remitted to the Collection Account, Seller and Servicer will hold such funds in trust as Buyer’s exclusive property and safeguard such funds for the benefit of Buyer.

(d)                                 Pursuant to its servicing obligations under Section 4(a) hereto, Servicer shall be responsible for identifying, matching and reconciling all payments received by the Servicer or any Seller in respect of the Purchased Receivables (as distinguished from any Receivables of a Seller not sold to the Buyer hereunder) associated with such payment and Posting all identification and reconciliation information for confirmation by Buyer in a format satisfactory to Buyer promptly, and in any event within five (5) Business Days of receipt thereof. Servicer shall cause all such payments to be directed and deposited into the Collection Account within the time and in the manner set forth in this Section 4.  If any payment is received from an Account Debtor, and such payment is not identified by such Account Debtor as relating to a particular Receivable and cannot otherwise be reasonably identified as relating to a particular Receivable within five (5) Business Days of receipt thereof, such payment shall be applied first to the unpaid Purchased Receivables with respect to such Account Debtor in chronological order (beginning with the oldest unpaid Purchased Receivable), and then to Receivables with respect to such Account Debtor that are not Purchased Receivables, also in chronological order.  Servicer and each Seller hereby represent, warrant and agree that no Collection Account is or shall ever be subject to the control, lien pledge or any other encumbrance in favor of any buyer from or creditor of any Seller, other than customary bankers’ liens of account banks arising under Article 4 of the UCC and the security interest granted to the Buyer hereunder and under the other Transaction Documents, unless the Buyer has consented thereto in writing and pursuant to an intercreditor or lien priority agreement in form and substance reasonably satisfactory to the Buyer.

7

(e)                                  Upon the occurrence of any Servicer Event Change, the Buyer may at any time thereafter (with notice to each Seller Party) replace the Servicer (which replacement may be made through the outplacement to a Person of all back office duties, including billing, collection and processing responsibilities, and reasonable access during normal business hours and subject to reasonable confidentiality restrictions, to all personnel, hardware and software utilized in connection with such responsibilities) with any other Person, as agent of Buyer, acceptable to the Buyer in its sole discretion at such time.  Each Seller shall jointly and severally reimburse Buyer for all reasonable expenses incurred by Buyer in connection with such replacement.  In the event that Servicer is replaced, Servicer (and each other Seller who may be acting as sub-servicer or sub-agent for Servicer in such capacity with respect to any Purchased Receivables) shall cease its activities as Servicer in a manner that Buyer determines and shall cooperate fully and facilitate the transition of the performance of such activities to any successor servicer who may be appointed by Buyer at such time (including the Buyer), and Buyer (or its designee as successor servicer) may assume the role as Servicer, to service and administer the Purchased Receivables, on the terms and subject to the conditions herein set forth or as may otherwise be agreed in writing between Buyer and such successor servicer. Thereafter, the replaced Servicer shall take such action or refrain from taking such action as Buyer may specify in order to assist Buyer (or its designee as successor servicer) in assuming and performing such obligations. Servicer and each Seller agrees, at its expense, to take all actions necessary to provide the successor servicer with access, whether or not at the offices and properties of Servicer or such Seller to all computer software (including its servicing software and its claims software), necessary or useful in collecting, billing or maintaining the records with respect to the Purchased Receivables.

(f)                                   Without duplication of any amounts recovered by any Servicer Indemnified Person pursuant to Section 7(b), Servicer hereby agrees to indemnify Buyer and its officers, directors, agents, representatives and employees (each, a “Servicer Indemnified Person”) from and against any and all claims, losses and liabilities (including, without limitation, reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) arising out of or resulting from (i) any failure by Servicer to perform its duties or obligations as Servicer hereunder in accordance with this Agreement and the other Transaction Documents, (ii) any claim brought by any Person other than a Servicer Indemnified Person arising from Servicer’s collection activities with respect to the Purchased Receivables or (iii) any other Material Adverse Change under clause (b) or (c) of the definition thereof; provided, however, that in all events there shall be excluded from the foregoing indemnification any claims, losses or liabilities to the extent resulting solely from the fraud, gross negligence or willful misconduct of such Servicer Indemnified Person (or any of its officers, directors, agents, representatives and employees who are controlled by, or under common control with, such Servicer Indemnified Person) as determined in a final non-appealable judgment by a court of competent jurisdiction.  If at any time the Servicer delegates any of its servicing duties hereunder to one or more of the other Sellers, Servicer shall continue to remain fully responsible and liable for the performance of such duties.  No Seller shall delegate or assign any of its duties to a sub-servicer or sub-agent, other than another Seller or AAR or any of its affiliates, without prior written consent of Buyer in its sole discretion.

(g)                                  Each Seller hereby appoints Buyer and Servicer (if other than such Seller) as the true and lawful attorney-in-fact of such Seller, with full power of substitution, coupled with an interest, and hereby authorizes and empowers Buyer in the name and on behalf of such

8

Seller, to take such actions, and execute and deliver such documents, as Buyer deems necessary or advisable in connection with any Purchased Receivable (i) to obtain full benefits of the Transaction Documents and the Purchased Receivables, (ii) to perfect the purchase and sale of Purchased Receivables, including, without limitation, to send a notice of such purchase and sale to the Account Debtor of the transfers contemplated hereby and the sale of the Purchased Receivables, or (iii) to make collection of and otherwise realize the benefits of any Purchased Receivable.  At any time Servicer has been replaced hereunder, Buyer shall have the right to bring suit, in Buyer’s or any Seller’s name, and generally have all other rights of an owner and holder respecting any Purchased Receivables, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Purchased Receivables and issue credits in its own name or the name of any Seller.  At any time following removal of Servicer hereunder, Buyer may endorse or sign Buyer’s or such Seller’s name on any checks or other instruments with respect to any Purchased Receivables or the goods covered thereby. Except as Buyer may otherwise expressly agree in writing, any and all returned, reclaimed or repossessed inventory and goods relating to any Purchased Receivables shall be set aside by the applicable Seller marked with Buyer’s name and (in any case) held by such Seller in trust for Buyer as owner, and for Buyer’s account.

(h)                                 Upon any termination of AAR as Servicer pursuant to the terms of this Agreement, each Seller and AAR shall use commercially reasonable efforts to assist the Buyer in connection with recovering and enforcing payment of the Purchased Receivables, including by providing transitional services and related services as contemplated by Section 4(e) hereto.

5.                                      Loss Recourse Amounts.

(a)                                 Sellers’ First Loss Recourse Amount.  Notwithstanding (and without limiting) its agreement and undertaking with respect to the obligations described in Section 7 hereto, each Seller hereby jointly and severally agrees to indemnify and pay to Buyer from and against any failure by a Tranche B Account Debtor to make a payment in respect of any Purchased Receivables as a result of the related Tranche B Account Debtor having become subject to an Insolvency Event, (and in the Buyer’s sole discretion, regardless of whether or not such failure is the result of the related Tranche B Account Debtor, Credit Insurance Provider or L/C Issuer having become the subject of an Insolvency Event) (the “First Loss Recourse Amount”), in an aggregate amount, during any 364-Day Period, not greater than $1,000,000. The First Loss Recourse Amount payable by Sellers in connection with this Section 5(a) shall be payable by the Sellers to Buyer in immediately available funds within ten (10) Business Days following written request by Buyer. Any amounts in respect of the First Loss Recourse Amount not paid when due shall accrue interest at the Discount Rate until paid.  In order to support the obligations of the Sellers to make payments when due in respect of the First Loss Recourse Amount, the Seller Representative shall obtain and provide to Buyer from the L/C Issuer a letter of credit (the “Letter of Credit”) for the benefit of the Buyer, in form and substance reasonably acceptable to the Buyer.  For the avoidance of doubt, any payments hereunder in respect of any Event of Repurchase or any indemnity set forth in Section 7 below shall not reduce or count as an offset against the First Loss Recourse Amount.

(b)                                 Sellers’ Second Loss Recourse Amount.  Notwithstanding (and without limiting) its agreement and undertaking with respect to the obligations described in Section 5(a)

9

and Section 7 hereto, each Seller hereby jointly and severally agrees to indemnify and pay to Buyer from and against any failure by any Tranche B Account Debtor to make a payment in respect of any Purchased Receivable as a result of the related Tranche B Account Debtor having become subject to an Insolvency Event (and in the Buyer’s sole discretion, regardless of whether or not such failure is the result of the related Tranche B Account Debtor or Credit Insurance Provider having become the subject of an Insolvency Event) (the “Second Loss Recourse Amount”), in an amount not greater than 6.0% of the Aggregate Net Invoice Amount of such Purchased Receivable. The Second Loss Recourse Amount payable by Sellers in connection with this Section 5(b) shall be payable by the Sellers to Buyer in immediately available funds within five (5) Business Days following written request by Buyer. Any amounts in respect of the Second Loss Recourse Amount not paid when due shall accrue interest at the Discount Rate until paid.  For the avoidance of doubt, any payments hereunder in respect of any Event of Repurchase, any First Loss Recourse Amount or any indemnity set forth in Section 7 below shall not reduce or count as an offset against the Second Loss Recourse Amount.

6.                                      Credit Insurance Policy and Letter of Credit.

(a)                                 Buyer has obtained a credit insurance policy (the “Credit Insurance Policy”) from the Credit Insurance Provider. The Credit Insurance Policy shall be in form and substance acceptable to Buyer.

(b)                                 On or prior to the date hereof, Seller Representative shall provide the Letter of Credit described in Section 5(a) above to the Buyer.

7.                                      Repurchase Events; Indemnities and Set-Off.

(a)                                 If any of the following events (“Events of Repurchase”) occurs and is continuing:

(i)                                     Any Purchased Receivable is not an Eligible Receivable on the applicable Purchase Date therefor, or any representation or warranty by any Seller hereunder with respect to any of the Purchased Receivables is incorrect in any material respect when made or deemed made; or

(ii)                                  If,

(1)                                 Any Seller or Servicer fails to perform or observe any other term, covenant or agreement in any material respect with respect to any of the Purchased Receivables and such failure shall or will have an adverse effect on the ability to collect the Net Invoice Amount of any Purchased Receivable on the Expected Due Date and such failure and the related adverse effect continues for five (5) Business Days after the earlier of Servicer or any Seller obtaining knowledge thereof or notice from the Buyer;

(2)                                 Any Seller or Servicer instructs the Account Debtor on such Purchased Receivable to pay amounts owing in respect of such Purchased Receivable to an account other than the Collection Account or Buyer’s Account; or

10

(3)                                 A Dispute exists or arises with respect to any Purchased Receivable, or an Account Debtor asserts a Dispute with respect to any Purchased Receivable,

then, the applicable Seller shall repurchase all of such Purchased Receivables then outstanding affected by such Event of Repurchase (or, if Buyer agrees in writing, the portion subject to Dispute) at Buyer’s option and demand at the Repurchase Price within five (5) Business Days following receipt of such demand by the Seller Representative, which shall be paid to the Collection Account in immediately available funds.  Upon the payment in full of the Repurchase Price with respect to a Purchased Receivable, such Purchased Receivable shall hereby be, and be deemed to be, repurchased by such Seller from Buyer without recourse to or warranty by Buyer.  Each Seller agrees that Buyer may set off against any unpaid obligation of such Seller under this Section 7(a).

(b)                                 Without duplication of any amounts recovered by any Indemnified Party pursuant to Section 4(f), each Seller hereby jointly and severally agrees to indemnify Buyer (together with its officers, directors, agents, representatives and employees, each, an “Indemnified Party”) from and against any and all claims, losses and liabilities (including, without limitation, reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from any of the following: (i) the sale to Buyer of any Receivable which purports to be a Purchased Receivable as to which the representations and warranties made herein or in any other Transaction Document are not true and correct on the Purchase Date therefor (or if such representations and warranties specifically refer to an earlier date, as to which such representations and warranties are not true and correct as of such earlier date); (ii) any representation or warranty made or deemed made by any Seller (or any of its officers) under or in connection with this Agreement or the other Transaction Documents which shall have been incorrect when made; (iii) the failure by any Seller or any Purchased Receivable to comply with any applicable law, rule or regulation to the extent it results in any claims, losses and liabilities to any Indemnified Party acting in connection with the transactions hereunder; (iv) the failure to vest in Buyer a perfected security or ownership interest (as understood under the UCC or any similar law with respect to the sale or assignment of receivables in any jurisdiction applicable to any Seller) in each Purchased Receivable and the proceeds and Collections in respect thereof, free and clear of any liens or encumbrances of any kind or nature whatsoever; (v) any Dispute or any other claim resulting from the services or merchandise related to such Purchased Receivable or the furnishing or failure to furnish such services or merchandise or relating to collection activities with respect to such Purchased Receivable; provided, however, this clause (v) shall not be deemed to include any failure to pay arising out of any Insolvency Event of an Account Debtor; (vi) the commingling by any Seller of Collections at any time with other funds of such Seller or any other Person; (vii) any products liability claim, personal injury or property damage suit, environmental liability claim or any other claim or action by a party of whatever sort, whether in tort, contract or any other legal theory, arising out of or in connection with the goods or services that are the subject of any Purchased Receivable with respect thereto; (viii) losses for which the Buyer has recourse against the Sellers as expressly provided in Section 1(d) and Section 5 above including, for the avoidance of doubt, (x) the non-payment by the Credit Insurance Provider or L/C Issuer for any claims under the Credit Insurance Policy or Letter of Credit as a result of the acts or omission of any Seller Party and (y) failure to reasonably assist Buyer in filing claims in a timely manner

11

under the Credit Insurance Policy or Letter of Credit; or (ix) this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby and the purchases of the Purchased Receivables by the Buyer pursuant to the terms hereof, including, without limitation, any suit, demand, claim or other dispute arising out of each Seller’s use of the Platform in a manner not expressly contemplated under this Agreement and also including any losses, costs, or expenses of the Buyer due to amounts (including due to any enforcement matters) paid or payable by any Seller to the Buyer which is paid in any currency other than U.S. Dollars; provided, however, that in all events there shall be excluded from the foregoing indemnification any claims, losses or liabilities (x) to the extent resulting from the gross negligence, fraud or willful misconduct of such Indemnified Party (or any of its officers, directors, agents, representatives and employees who are controlled by, or under common control with, such Indemnified Party) as determined in a final non-appealable judgment by a court of competent jurisdiction, (y) except as otherwise expressly provided herein, with respect to any Loss Recourse Amount as the result of an Insolvency Event of an Account Debtor or (z) recovered by Buyer through payment of the Repurchase Price or any Loss Recourse Amount, or from the Credit Insurance Policy or the Letter of Credit.

(c)                                  Tax Indemnification.  Any and all payments made by AAR or the applicable Seller to Buyer pursuant to this Agreement and the other Transaction Documents shall be made free and clear of and without deduction or withholding for or on account of any taxes, withholdings or other deductions, except to the extent required by law.  If AAR or the applicable Seller is required by law to deduct or withhold any taxes from any payment made to the Buyer pursuant to this Agreement and the other Transaction Documents, then: (x) AAR or the applicable Seller shall increase the sum payable to Buyer so that, after making the required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this clause (x)), Buyer shall receive a net sum equal to the sum it would have received had no deduction or withholding been made, and (y) AAR or the applicable Seller shall pay such taxes to the applicable taxing authority and send the original or a certified copy of the receipt evidencing such tax payment, within 30 days of the payment date, to Tax Director — Int’l Compliance, Corp. Tax Dep’t, Citibank, N.A., 2 Court Square, Long Island City, NY, USA, 11120.  AAR and the applicable Seller shall pay and indemnify and hold Buyer harmless from and against, any taxes (including interest and penalties) that may at any time be asserted, deducted or withheld in respect of the transactions or payments contemplated hereunder (including, but not limited to, taxes deducted or withheld by the Account Debtors with respect to payments on the Purchased Receivables and any sales, occupational, excise, gross receipts, personal property, privilege or license taxes, or withholdings or other deductions, but not including taxes imposed upon Buyer with respect to its gross or net income as a result of Buyer being organized under the laws of the jurisdiction imposing such tax), and all reasonable costs, expenses and counsel fees in defending against the same, whether arising by reason of the acts to be performed by any Seller hereunder or otherwise, without duplication for any taxes or additional amounts with respect to taxes that were previously paid pursuant to this Section 7(c); provided, however, that in all events there shall be excluded from the foregoing indemnification any taxes (x) resulting solely from the gross negligence or willful misconduct of Buyer or any of its affiliates as determined in a final non-appealable judgment by a court of competent jurisdiction, (y) that would not have been imposed but for any present or former connection between Buyer or any of its affiliates and the taxing authority imposing the tax unrelated to the transactions contemplated hereby or (z) to the extent they would not have been imposed but for

12

the failure of Buyer to provide any reasonably requested tax forms, certificates or other documentation unless, in Buyer’s reasonable judgment, the completion, execution or submission of such documentation would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.  AAR or the applicable Seller shall notify Buyer upon becoming aware (by knowledge or notice) of any deduction or withholding for taxes by an Account Debtor with respect to any payment on the Purchased Receivables.  All indemnifications required to be made under this Section 7(c) shall be made within thirty (30) days from the date Buyer makes written demand therefor accompanied by a written statement describing in reasonable detail the taxes for which the Buyer believes it is entitled to indemnification and the computation of the amount so payable.  If the Buyer determines, in its sole discretion, that it has received a refund of all or any part of any tax indemnified under this Section 7(c), the Buyer shall pay to the indemnifying party an amount equal to the amount of such refund to the extent the Buyer received an indemnity of such amount from the Sellers; provided, however, that in no event will Buyer be required to pay to the indemnifying party an amount pursuant to this sentence the payment of which would place Buyer in a less favorable net after-tax position than Buyer would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid.

(d)                                 Set-Off.  Each Seller further agrees that, unless such Seller notifies Buyer in writing that it desires to pay on the date when due any amounts due under this Section 7 and such Seller makes such payment to Buyer in immediately available funds on such date such payment is due, such Seller hereby irrevocably instructs and authorizes Buyer to set-off such amount against the Purchase Price of any Proposed Receivables to be purchased on or after such date or against any Collections.  No notification, act or consent of any nature whatsoever is required prior to the right of Buyer to exercise such right of set-off.

(e)                                  UCC.  The rights granted to Buyer hereunder are in addition to all other rights and remedies afforded to Buyer as a secured party under the UCC or any similar law in any jurisdiction applicable to the related Seller.

(f)                                   No Reduction.  Without duplication of any specific payment, no amounts paid or payable under this Section 7 shall limit or reduce any amount or recourse paid or payable by the Sellers in respect of any Loss Recourse Amount as described herein.

8.                                      Notices.  Unless otherwise provided herein, all communications by any Seller Party or Buyer or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid, or by email) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telecopier (with confirmed receipt) to Seller Party or Buyer, as the case may be, at its address set forth below:

If to Seller Representative, Seller or Servicer:	AAR CORP., as Seller Representative
1100 N. Wood Dale Road
Wood Dale, IL 60191

13

Fax: (630) 227-2029
Phone : (630) 227-2012
email: mmilligan@aarcorp.com
Attention: Michael Milligan, Chief Financial Officer

With a copy to:

1100 N. Wood Dale Road
Wood Dale, IL 60191
Fax: (630) 227-2104
Phone : (630) 227-2075
email: jsecore@aarcorp.com
Attention: Jason Secore, Treasurer

With a copy to :

1100 N. Wood Dale Road
Wood Dale, IL 60191
Fax: (630) 227-2059
Phone : (630) 227-2050
email: rregan@aarcorp.com
Attention: Robert J. Regan, General Counsel

If to Buyer:	Citibank, N.A.
388 Greenwich Street, 28th Floor
New York, NY 10013
Phone: (212) 816-1063 / (212) 816-9386
Fax: (212) 816-6290
email: Barbara.kobelt@citi.com / Brendan.Coleman@citi.com
Attention: Barbara Kobelt / Brendan Coleman

with a copy to:

Citibank, N.A.
388 Greenwich Street, 17th Floor
New York, NY 10013
Fax: (212) 861-0271
email: paul.robbins@citi.com
Attention: Paul Robbins, Esq.

Any Request, and any supporting documentation in connection herewith or therewith, such as copies of invoices, may be sent by any Seller Party by fax or as a PDF file attachment to an email, and Buyer and Seller Party may otherwise communicate by email or fax.  Each Seller Party agrees that Buyer may presume the authenticity, genuineness, accuracy, completeness and due execution of any email or fax communication bearing a facsimile or scanned signature resembling a signature of an authorized Person of such Seller Party without further verification or inquiry by Buyer.  Notwithstanding the foregoing, Buyer in its sole discretion shall be entitled

14

(but not obligated) to make inquiries or require further action by any Seller Party to authenticate any communication prior to relying on such communication.

A Person may change the address at which it is to receive notices hereunder by written notice in the foregoing manner given to the other parties hereto.

9.                                      Survival.  All covenants, representations and warranties made herein shall continue in full force and effect so long as any Purchased Receivables remain outstanding and this Agreement remains in effect.  Each Seller’s obligations to indemnify Buyer with respect to the expenses, damages, losses, costs and liabilities shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Buyer have run.

10.                               Expenses.  Parent and each Seller agrees, jointly and severally, to reimburse Buyer for all costs and expenses, including reasonable attorneys’ fees and expenses and Buyer’s reasonable due diligence expenses, in connection with the preparation, negotiation, administration, syndication, enforcement and maintenance (including any amendments or waivers requested, initiated or consented to by the Sellers) of this Agreement and the other Transaction Documents. Such costs and expenses will be reimbursed by Parent and each Seller, within five (5) Business Days following presentation of a statement of account.  Parent and each Seller also agrees to pay, on demand, all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

11.                               Governing Law.  This Agreement shall be governed by the laws of the State of New York, without giving effect to conflicts of law principles.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the other Transaction Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Seller Party hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to the address of the Seller Representative set forth in Section 8 hereof.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the other Transaction Documents in any New York State or federal court located in the Borough of Manhattan.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of inconvenient forum to the maintenance of such action or proceeding in any such court.

15

12.                               General Provisions.

(a)                                 Final Agreement.  This Agreement and the other Transaction Documents represent the final agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements with respect to such subject matter.  No provision of this Agreement may be amended or waived except by a writing signed by the Buyer, the Seller Representative (on behalf of itself and the Sellers) and the Servicer and acknowledged by the Parent.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that no Seller Party may assign any of its rights hereunder without Buyer’s prior written consent, given or withheld in Buyer’s sole discretion.  Buyer shall have the right without the consent of or notice to any Seller Party to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, Buyer’s obligations, rights and benefits hereunder.  In addition, Buyer may transfer or assign all or any portion of its rights hereunder and in any Purchased Receivables to any other Person.  Notwithstanding anything herein to the contrary, except following the occurrence and during the continuance of an Event of Termination, no participation or assignment by Buyer hereunder shall be to a direct competitor of Parent or its affiliates, as reasonably determined by Buyer or to any entity in the aerospace or defense industries.  Each provision of this Agreement shall be severable from every other provision hereof for the purpose of determining the legal enforceability of any specific provision.

(b)                                 Execution; Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail attachment in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

(c)                                  Termination.  This Agreement shall terminate on the later of (i) the Purchase Termination Date (as such date may be extended from time to time pursuant to clause (b) of the definition thereof), and (ii) the Final Collection Date.  In addition, each of the Seller Representative and the Buyer shall have the right, if no account control agreement shall be entered into pursuant to the third sentence of Section 4(b) prior to the DACA Date, to elect within five (5) Business Days following the DACA Date to terminate this Agreement, by providing written notice to the other, in each case with effect from the date of such notice (but without an Event of Termination being deemed to occur).  For the avoidance of doubt, any purchase of Receivables hereunder shall be at Buyer’s sole discretion, notwithstanding the term of this Agreement contemplated in the immediately preceding sentence.

(d)                                 Calculation of Interest.  All interest amounts calculated on a per annum basis hereunder are calculated on the basis of a year of three hundred sixty (360) days.  All amounts due hereunder (including under Section 4(f), Section 5, Section 7(a), Section 7(b) and Section 7(c)) shall accrue interest from and after the date when due at a rate per annum equal to LIBOR, plus 2.0% until paid, and shall be payable within 10 days of demand therefor.

(e)                                  WAIVER OF TRIAL BY JURY; CONSEQUENTIAL CLAIMS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE

16

TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  CITI SHALL NOT BE LIABLE TO ANY SELLER OR RESPONSIBLE FOR ANY LOSS OF BUSINESS OR PROFITS, REVENUE OR GOODWILL, OR ANY INDIRECT OR CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, WHETHER ARISING FROM BREACH OF CONTRACT OR OTHERWISE, EVEN IF INFORMED OF THE POSSIBILITY OF THOSE LOSSES OR DAMAGES.

(f)                                   Confidentiality. Each party hereto agrees to hold the Transaction Documents and all non-public information received by it (or any of its agents or representatives) in connection therewith from any other party hereto (or its agents and representatives) in confidence and agrees not to provide any Person with copies of any Transaction Document or such non-public information, other than to (a) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) governmental authorities with appropriate jurisdiction (including filings required or in the case of AAR, deemed advisable, under applicable securities laws) and (c) with respect to the Buyer, any Person to whom the Buyer may sell or assign (including as a participation interest) all or any part of its rights hereunder as may be permitted by the terms hereof (in the case of any participant, potential participant or potential assignee, so long as such Person enters into a confidentiality agreement on terms substantially similar to this clause (f)). Notwithstanding the foregoing provisions contained in this clause (f), provided that the other parties hereto are given notice thereof, the parties hereto will not be liable for disclosure of use of such information if such disclosure or use (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt (other than information which came to be known from information received from or on behalf of a party hereto), or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).  Buyer acknowledges that (x) the Transaction Documents and all non-public information received by it (or any of its agents and representatives) in connection therewith may include material non-public information concerning Seller Parties, (y) it has developed compliance procedures regarding the use of material non-public information and (z) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

(g)                                  Patriot Act; OFAC. To help fight the funding of terrorism and money laundering activities, United States Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship.  No Seller Party nor, to the knowledge of such Seller Party, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other applicable Sanctions authority or (iii) located, organized, resident or doing business in a

17

Designated Jurisdiction except, in each case, as authorized by the applicable Sanctions authority or not prohibited by any Sanction.

(h)                                 Conduct of Business.  The Seller Parties conduct their businesses in compliance with The U.S. Bank Secrecy Act, The United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption and anti-money laundering legislation in other jurisdictions to the extent applicable to any Seller Party, except to the extent such non-compliance would not reasonably be expected to have a material and adverse effect on any Seller Party responsible therefor, and have instituted and maintain policies and procedures designed to promote and achieve such compliance with such laws.

13.                               Limited License; Conducting Business Through the Platform.

(a)                                 Each Seller Party agrees to be bound the terms, conditions and limitations set forth in Exhibit F hereto that govern the limited license of such Seller Party to use the Platform in connection with the performance of this Agreement and the other Transaction Documents.

(b)                                 Buyer and each Seller Party each (i) consents to the communication and delivery of Offers, Acceptances, and other Postings and communications through the Platform, even though such actions are by electronic means on the Platform, (ii) agrees that such actions shall be valid and binding on the parties, as if such actions had been taken in writing on paper, and (iii) hereby waives any claim or defense that any such Offers, Acceptances, and other Postings and communications through the Platform are not binding or enforceable or do not have their intended effect as a result of their being communicated electronically rather than in writing.  Each Seller Party hereby agrees that Buyer shall be entitled to rely on any Posting sent or purported to be sent by such Seller Party via the Platform as valid and binding on such Seller Party irrespective of any error or fraud contained therein or the identity of the individual who made the Posting, except to the extent that such error or fraud or use of the Platform by an unauthorized third party is a result of the failure by Buyer to use commercially reasonable security measures to prevent unauthorized access to the Platform.

14.                               Addition of Sellers.  Additional affiliates and subsidiaries of AAR may be added, from time to time, after the date hereof as “Sellers” hereunder, with the prior written consent of the Buyer (in its sole and absolute discretion); provided that the following conditions are satisfied on or before the date of such addition:

(a)                                 Seller Representative shall have given the Buyer at least ten (10) days prior written notice of such proposed addition and the identity of the proposed additional seller and shall have provided such information with respect to the Receivables or business of such additional seller as Buyer or its assigns shall have reasonably requested;

(b)                                 Such proposed additional seller has executed and delivered to the Buyer a Joinder Agreement in the form of Exhibit E hereto;

(c)                                  Such proposed additional seller has delivered to the Buyer such additional documents and information (including, without limitation corporate organizational documents, officer’s certificates, corporate resolutions, and tax, UCC lien, judgment and similar searches),

18

opinions of counsel and/or financing statements that the Buyer or its assigns shall request at such time (including, without limitation, opinions with respect to general corporate, enforceability, no conflict with law or material agreements, UCC (or similar law) and true sale matters); and

(d)                                 No Event of Termination shall have occurred and be continuing at such time.

[Remainder of page intentionally blank]

19

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AAR CORP., as Seller Representative and as Servicer

By:	/s/ Jason Secore
Name:	Jason Secore
Title:	Vice President and Treasurer

AAR AIRCRAFT SERVICES, INC., as a Seller

By:	/s/ Jason Secore
Name:	Jason Secore
Title:	Treasurer

AAR AIRLIFT GROUP, INC., as a Seller

By:	/s/ Jason Secore
Name:	Jason Secore
Title:	Treasurer

AAR MANUFACTURING, INC., as a Seller

By:	/s/ Jason Secore
Name:	Jason Secore
Title:	Treasurer

AAR SUPPLY CHAIN, INC., as a Seller

By:	/s/ Jason Secore
Name:	Jason Secore
Title:	Treasurer

AAR INTERNATIONAL, INC., as a Seller

By:	/s/ Jason Secore
Name:	Jason Secore
Title:	Treasurer

AAR GOVERNMENT SERVICES, INC., as a Seller

By:	/s/ Jason Secore
Name:	Jason Secore
Title:	Treasurer

AAR LANDING GEAR LLC, as a Seller

By:	/s/ Jason Secore
Name:	Jason Secore
Title:	Treasurer

CITIBANK, N.A., as Buyer

By:	/s/ John Ahearn
Name:	John Ahearn
Title:	Vice President

Schedule I
Tranche A Account Debtors

Tranche A: Account Debtor	Purchase Sublimit	Credit Spread	Buffer Period

Sch. I-1

Schedule II
Tranche B Account Debtors

Tranche B: Account Debtor	Purchase Sublimit	Credit Spread	Buffer Period

Exh. A-1

Exhibit A
Certain Defined Terms

As used herein, the following terms shall have the following meanings:

“364-Day Period”: (i) Initially, the 364 day period commencing on the date hereof and ending on (but not including) the initial Purchase Termination Date (as determined pursuant to clause (b) of the definition thereof) and (ii) thereafter, each 364 day period commencing on the last day of the prior 364 day period and ending on (but not including) the last day of such new 364 day period.

“AAR”: The meaning set forth in the preamble.

“Acceptance”:  The meaning set forth in Section 1(a) hereto.

“Account Debtor”:  Each Tranche A Account Debtor and Tranche B Account Debtor, as applicable.

“Aggregate Net Invoice Amount”:  The meaning set forth in Section 1(c) hereto.

“Agreement”:  This Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Asset Approval”:  The Posting of an “Asset Approval” on the Platform (or any similar submission protocol established under the Platform from time to time).

“Asset Submission”:  The Posting of an “Asset Submission” on the Platform (or any similar submission protocol established under the Platform from time to time).

“Buffer Period”: The number of days (if any) set forth on the Platform for each Account Debtor and/or on Schedule I or Schedule II hereto. The Buffer Period with respect to any Account Debtor may be adjusted from time to time prospectively to such number of days as shall be agreed upon in good faith by the Sellers and the Buyer based on the payment history of such Account Debtor.

“Business Day”:  Any day that is not a Saturday, Sunday or other day on which banks in New York City or Chicago are required or permitted to close.

“Buyer”:  The meaning set forth in the preamble hereto.

“Buyer’s Account”: Buyer’s account at Citibank, N.A., ABA# 021000089, SWIFT: CITIUS33, Account# 3082-1686, Account Name: Citibank NA — AR Finance or such other bank account identified in writing by Buyer to Servicer from time to time.

“Citi”: Citibank, N.A.

“Collection Account”:  (a) Prior to the DACA Date, Servicer’s account at Bank of America, N.A., ABA# 026009593, Account# 5800415597 and (b) following the DACA Date, if

Exh. A-2

the Agreement has not been terminated pursuant to the second sentence of Section 12(c) thereof, the new “Collection Account” established by the Servicer pursuant to Section 4(b), or such other bank account identified in writing by Servicer to Buyer from time to time, which account shall be subject to the exclusive dominion and control of the Buyer.

“Collections”:  With respect to any Receivable, all cash collections, wire transfers, electronic funds transfers and other cash proceeds of such Receivable deposited in or transferred, or to be deposited or transferred, to the Collection Account, including all cash proceeds thereto.

“Credit Insurance Policy”:  The meaning set forth in Section 6(a) hereto.

“Credit Insurance Provider”:  National Union Fire Insurance Co of Pittsburgh, PA, or such other insurance provider as is approved by the Buyer in its sole discretion.

“Credit Spread”: The percentage per annum set forth in Schedule I and Schedule II hereto with respect to the applicable Account Debtor, as such percentage may be adjusted from time to time prospectively to such percentage as shall be agreed upon in good faith by the applicable Seller and Buyer to reflect prevailing market interest rates and conditions at such time.

“DACA Date”: The date that is 120 days following the date of the Agreement (or such later date as may be agreed by the Buyer and the Seller Representative).

“Designated Jurisdiction”:  Any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discount Margin”:  With respect to any Purchased Receivable of an Account Debtor, the discount cost applied by Buyer to such Purchased Receivable purchased on a Purchase Date (expressed as an amount in dollars), equal to (i) LIBOR (determined as of the Purchase Date for such Purchased Receivables) plus the Credit Spread applicable to such Account Debtor at such time (the “Discount Rate”), multiplied by (ii) the Aggregate Net Invoice Amount of such Purchased Receivable, and multiplied by (iii) the Discount Period divided by 360.

“Discount Period”: With respect to any Purchased Receivable, the number of days between the Purchase Date and the Expected Due Date of such Purchased Receivable.

“Discount Rate”: The meaning set forth in the defined term “Discount Margin”.

“Dispute”:  Any action, suit, proceeding, dispute (whether actual, pending or threatened), discount, deduction, claim, lien, charge, offset, defense, counterclaim or encumbrance of any kind relating to the Purchased Receivables (other than a discount or adjustment granted with Buyer’s written approval), regardless of whether the same (i) is in an amount greater than, equal to or less than the Purchased Receivables concerned, (ii) is bona fide or not, or (iii) arises by reason of an act of God, civil strife, war, currency restrictions, foreign political restrictions or regulations or any other circumstance beyond the control of the applicable Seller or related Account Debtor.  In the absence of an Insolvency Event of an Account Debtor, any Purchased Receivable 60 days past the Expected Due Date or more is deemed to have a Dispute and be subject to Section 7 hereto; provided that in no event shall the failure to make payment of a

Exh. A-3

Purchased Receivable as a result of an Insolvency Event of an Account Debtor be deemed a “Dispute” hereunder.

“Dollars”:  United States Dollars, the lawful currency of the United States of America.

“Due Date”:  With respect to any Purchased Receivable, the date the related invoice provides for timely payment in full of amounts owing thereunder.

“Eligible Receivable”:  A Receivable that:

(i)            is a valid, current and a freely assignable “account” or “general intangible” within the meaning of Section 9-102 of the UCC or similar law, and is not evidenced by any lease, instrument or chattel paper;

(ii)           is payable in an amount not less than its Net Invoice Amount by the Account Debtor identified in the Request;

(iii)          is based on an actual and bona fide rendition of services or sale of goods by the applicable Seller in the ordinary course of its business that have been fully rendered or fully delivered as of the Purchase Date relating thereto; payments thereon are not contingent upon Seller’s fulfillment of any further obligation; and if arising out of the sale of services, such services have been accepted;

(iv)          is denominated and payable only in Dollars to the applicable Seller;

(v)           is payable in full on the Due Date with respect thereto and is not an installment receivable; and the Due Date is less than or equal to 60 days from the date of issuance;

(vi)          is net of and not subject to any contractual allowances, set-offs, counterclaims, side agreements, credits, deductible limitations, commissions, fees, or other discounts other than those offsets reflected in the calculation of the Net Invoice Amount and the Purchase Price as of the Purchase Date relating thereto;

(vii)         is not the subject of any Dispute that has not been approved in writing by Buyer;

(viii)        is sold hereunder in good faith and without actual intent to hinder, delay or defraud present or future creditors of any Seller Party;

(ix)          is not subject to a consent requirement by any third party to the sale or other transfer of such Receivables or the grant of a security interest or other lien in such Receivables other than consents previously obtained in writing by the Servicer;

(x)           is not subject to any lien, security interest or other encumbrance (except those granted in favor of Buyer relating to this Agreement and the other Transaction Documents); no effective financing statement or other instrument similar in effect covering such Receivable is on file in any recording office (except those filed in favor of

Exh. A-4

Buyer relating to this Agreement and the other Transaction Documents), and no competing notice or notice inconsistent with the transactions contemplated in this Agreement and the other Transaction Documents remains in effect with respect to the applicable Account Debtor;

(xi)          is in full force and effect and constitutes the valid and binding obligation of the related Account Debtor, enforceable in accordance with its terms;

(xii)         such Receivable is not due from an affiliate of any Seller Party;

(xiii)        the related Account Debtor has been instructed to make payments thereon to a Collection Account and no Collection Account is pledged to or under the control of any buyer from or creditor of the applicable Seller, other than the security interest granted to Buyer under this Agreement and the other Transaction Documents, unless approved in writing by the Buyer and subject to an intercreditor or similar agreement in form and substance satisfactory to the Buyer; and

(xiv)        is not property or interest in property that is the subject of any Sanction.

In addition to the criteria set forth in the preceding clauses, in order for a Receivable to qualify as an Eligible Receivable, (a) such Receivable shall be evidenced by paper or electronic invoices or data files in form and substance satisfactory to Buyer, (b) the invoices or data files, as applicable, and the other information provided by the applicable Seller or Servicer with respect to each such Receivable must be complete and correct and all documents, attestations, contracts and agreements relating thereto that have been delivered to Buyer are true and correct in all material respects, (c) the applicable Seller shall have billed the applicable Account Debtor and delivered to such Account Debtor all requested supporting claim documents with respect to such Receivable, (d) no amounts with respect to such Receivable shall have been paid as of the date and time of the inclusion of such Receivable as a Proposed Receivable, (e) all information set forth in the invoice or data files, as applicable, and supporting claim documents with respect to such Receivable shall be true, complete and correct in all material respects, (f) an Insolvency Event shall not have occurred and be continuing on the applicable Purchase Date with respect to the related Account Debtor and (g) such Receivable shall have been originated in accordance with the Servicer’s and the applicable Seller’s credit and collection policies.

“ERISA”: The U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Event of Termination”: Each of the following shall be an “Event of Termination”:

(a)         (i) any Seller Party shall fail to perform or observe any term, covenant or agreement under this Agreement or any Transaction Document in any material respect and, except as otherwise provided herein, such failure shall continue for fifteen (15) Business Days after the earlier of such Person’s actual knowledge or notice thereof or (ii) any Seller Party shall fail to make when due any payment or deposit to be made by it under this Agreement and such failure continues for a period of three (3) Business Days after the earlier of such Person’s actual knowledge or notice thereof;

Exh. A-5

(b)         any representation or warranty made by any Seller Party (or any of their respective officers) under or in connection with this Agreement or any Transaction Document, or any information or report delivered by any Seller Party pursuant to this Agreement, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and shall continue unremedied for fifteen (15) Business Days after the earlier of such Person’s actual knowledge or notice thereof;

(c)          any Seller Party shall fail to deliver any report required to be delivered by this Agreement within five (5) Business Days from the date upon which such report is due;

(d)         this Agreement or any purchase pursuant to this Agreement shall for any reason cease to create with respect to the Purchased Receivables, or the interest of the Buyer with respect to such Purchased Receivables shall cease to be, a valid and enforceable first priority perfected ownership interest or security interest, free and clear of any adverse claim, lien or charge;

(e)          any Seller Party shall become the subject of any Insolvency Event;

(f)           any default shall occur under the terms applicable to any debt of AAR or any Significant Subsidiary in an aggregate amount (for all such debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $20,000,000 and such default shall (i) consist of the failure to pay such debt when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such debt to become due and payable (or require AAR or any Significant Subsidiary to purchase or redeem such debt or post cash collateral in respect thereof) prior to its expressed maturity;

(g)          there is entered against any Seller Party one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h)         this Agreement or any other Transaction Document ceases to be the legal, valid and binding obligation of any Seller Party, or any Seller Party, at any time, challenges, its obligations hereunder or thereunder.

“Events of Repurchase”:  The meaning set forth in Section 7(a) hereto.

“Existing Credit Agreement”: The existing Credit Agreement dated as of April 12, 2011, as amended through the date hereof, among AAR Corp., as borrower, the financial institutions party thereto, as lenders, Bank of America, N.A., as administrative agent, Wells Fargo Bank,

Exh. A-6

N.A., as syndication agent, and Citibank, N.A. and SunTrust Bank, as co-documentation agents, as in effect on the date hereof and regardless of whether or not such agreement expires or is further amended, amended and restated, supplemented,  terminated, replaced or otherwise modified (unless consented to in writing by the Buyer).

“Expected Due Date”: With respect to any Purchased Receivable, the date arrived at by adding the Buffer Period to the Due Date.

“Final Collection Date”:  The date following the Purchase Termination Date on which Buyer has received (i) all Collections payable in respect of the Purchased Receivables (other than Collections that have not been paid as a result of an Insolvency Event with respect to an Account Debtor) whether paid by an Account Debtor, any Seller Party in connection with an Event of Repurchase, the Credit Insurance Provider or the L/C Issuer and (ii) all payments, if any, then due and payable by any Seller Party under Section 7 hereof, including with respect to Events of Repurchase, any Loss Recourse Amount, Servicer Indemnified Amounts and Indemnified Amounts.

“First Loss Recourse Amount”:  The meaning set forth in Section 5(a) hereto.

“GAAP”:  Generally accepted accounting principles in the United States of America, applied on a consistent basis as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board or the rules and regulations of the SEC and/or their respective successors and, in each case, which are applied in the circumstances as of the date in question.

“HMT”:  Her Majesty’s Treasury.

“Indemnified Amounts”:  The meaning set forth in Section 7(b) hereto.

“Indemnified Party”:  The meaning set forth in Section 7(b) hereto.

“Initial Purchase Date”: The first date on which Buyer purchases Receivables hereunder.

“Insolvency Event”:  With respect to any Person, such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any action to authorize any of the actions set forth above in this definition; provided, that in the case of the inability of a person to pay its debts as such debts become due arising by reason of currency restrictions or

Exh. A-7

foreign political restrictions or regulations beyond the control of Seller or such Person, such event shall not be deemed an “Insolvency Event” hereunder.

“Joinder Agreement”: A joinder agreement, by and among an affiliate of AAR to be joined as a “seller” hereunder, the Servicer, the Parent, the Buyer and the Seller Representative, in substantially in the form of Exhibit E hereto.

“Knowledge”: With respect to any Person and any event or occurrence, a Responsible Officer of such Person has actual knowledge of such event or occurrence.

“L/C Issuer”:  Bank of America, N.A., or such other letter of credit issuer as is approved by the Buyer in its sole discretion.

“Letter of Credit”:  The meaning set forth in Section 5(a) hereto.

“LIBOR”:  The rate established by Buyer (calculated on the basis of actual days elapsed over a 360-day year) equal to the offered rate appearing on the LIBOR01 Page as of 1:00 p.m. (London time) on the Business Day immediately preceding the related Purchase Date with respect to Purchased Receivables for a period approximating the tenor of any applicable Purchased Receivable (it being understood that if the tenor of any Purchased Receivable does not match a quoted LIBOR period, the Buyer shall select the shortest quoted LIBOR period exceeding the tenor of the applicable Purchased Receivable).  In the event that such rate does not appear on the LIBOR01 Page at such time, or if for any reason such rate is not available, “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Dollars in the London interbank market as may be selected by Buyer and, in the absence of availability, such other method to determine such offered rate as may be selected by Buyer in its sole discretion. If the calculation of “LIBOR” results in LIBOR less than zero, LIBOR shall be deemed to be 0.0% for all purposes hereunder.

“LIBOR01 Page”: The display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the ICE Benchmark Administration Limited as the information vendor for the purpose of displaying ICE Benchmark Administration Limited rates for Dollar deposits).

“Loss Recourse Amount”: The First Loss Recourse Amount and the Second Loss Recourse Amount.

“Material Adverse Change”: (a) A material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of AAR and its subsidiaries taken as a whole, (b) a material impairment of the ability of any Seller Party to perform any of their obligations under the Transaction Documents, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of the Transaction Documents, or the rights and remedies or benefits available to, Buyer under the Transaction Documents.

“Maximum Outstanding Purchase Price”: $150,000,000.

Exh. A-8

“Net Invoice Amount”:  The amount of the applicable Purchased Receivable shown on the invoice for such Purchased Receivable as the total amount payable by the related Account Debtor (net of any discounts, credits or other allowances shown on such invoice).

“Notice”: With respect to any Person, a Responsible Officer of such Person has received written notice of the applicable event or occurrence that is the subject of such notice.

“OFAC”:  The Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer”:  A Post by a Seller (or Seller Representative for such Seller) comprised of an Asset Submission of Proposed Receivables on the Platform.

“Outstanding Purchase Price”:  (x) The aggregate amount of all Purchase Prices with respect to the Purchased Receivables, minus (y) the aggregate amount of all Collections with respect to the Purchased Receivables which have been paid to the Buyer.

“Parent”:  AAR.

“Parent Undertaking”:  The undertaking executed and delivered by Parent to Buyer as of the date of this Agreement.

“Person”:  An individual, partnership, corporation (including a business trust), limited liability company, limited partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Platform”:  Collectively, the proprietary website of the Platform Manager commonly referred to as the “ARDF Technology Platform”, and related software utilized by Buyer and Sellers (or Seller Representative for Sellers) to conduct the purchase and sale of Receivables under this Agreement, including the submission of Offers by Seller or Seller Representative and the notification of settlements and Receivables tracking.

“Platform Manager”:  Citibank, N.A., in its capacity as provider and manager of the Platform.

“Post”, “Posting” or “Posted”:  The input and submission of data, a directive, a system response or any other intended electronic communication on the Platform by Sellers (or Seller Representative for Sellers) or Buyer (provided, certain Postings occur as an automated process on the Platform).

“Proposed Receivables”:  With respect to any Purchase Date, the Eligible Receivables proposed by the applicable Seller to Buyer for purchase hereunder and described in a Request to be purchased on such Purchase Date or described in an Offer made pursuant to this Agreement.

“Purchase Date”:  Each date on which Buyer purchases Receivables hereunder.

“Purchase Price”:  The meaning set forth in Section 1(c) hereto.

Exh. A-9

“Purchase Sublimit”: The dollar amount set forth in Schedule I or Schedule II hereto with respect to the applicable Account Debtor.

“Purchase Termination Date”:  The earlier of (a) the date upon which an Event of Termination has occurred and is continuing and Buyer notifies each Seller Party in writing that the Purchase Termination Date has been declared hereunder; provided that upon the occurrence of an Event of Termination pursuant to clause (e) of the definition thereof, the Purchase Termination Date shall occur immediately and automatically, and (b) February 22, 2019, provided, that such date in this clause (b) shall be automatically extended for annual successive 364-day terms unless any Seller or Buyer provide written notice to the other Person not less than 30 days prior to the expiration of such term, that such Person does not intend to extend the term of this Agreement.

“Purchased Receivables”:  The meaning set forth in Section 1(a) hereto.

“Receivables”:  Tranche A Receivables and Tranche B Receivables.

“Receivables Information”:  The information relating to the Proposed Receivables required in connection with Posting an Asset Submission included in an Offer.

“Related Security”:  With respect to any Receivable:

(i)            all of the applicable Seller’s interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

(ii)           all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to a contract related to such Receivable or otherwise, together with all financing statements signed by the related Account Debtor describing any collateral securing such Receivable;

(iii)          all tax refunds and proceeds of insurance with respect thereto;

(iv)          all guaranties, insurance and other agreements or arrangements of whatever character from time to time (including, without limitation, the Credit Insurance Policy and the Letter of Credit) supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise;

(v)           all books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Account Debtor;

(vi)          amounts on deposit in the Collection Account relating to such Receivable and, on and after the DACA Date, all of the applicable Seller’s rights in and to the Collection Account;

(vii)         all rights under any contracts relating to any Receivable; and

(viii)        all Collections and proceeds of the foregoing.

Exh. A-10

“Repurchase Price”:  With respect to any Purchased Receivable subject to an Event of Repurchase, an amount equal to the sum of (i) the Outstanding Purchase Price relating to such Purchased Receivable, plus (ii) interest for the period from the Purchase Date for such Purchased Receivable to the date that the Repurchase Price has been repaid in full, at a rate equal to the Discount Rate, which amount shall be paid to the Collection Account in immediately available funds.

“Request”:  The meaning set forth in Exhibit G hereto.

“Responsible Officer”: For any Seller Party, the chief executive officer, chief financial officer, president, chief operating officer, chief accounting officer, treasurer or assistant treasurer of such Seller Party.

“Restricted Subsidiary”: Means each subsidiary of the Parent other than an Unrestricted Subsidiary.

“Sanctions”:  Any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC), the European Union, HMT or other relevant sanctions authority that is based in a jurisdiction (i) in which any Seller Party is organized or (ii) which otherwise has the authority to administer or enforce international economic sanctions applicable to any Seller Party.

“Second Loss Recourse Amount”:  The meaning set forth in Section 5(b) hereto.

“Seller”:  The meaning set forth in the preamble.

“Seller Party”: Each Seller, the Servicer, the Parent and the Seller Representative.

“Seller Representative”:  The meaning set forth in the preamble.

“Servicer”:  The meaning set forth in the preamble.

“Servicer Event Change”: (a) An “Event of Default” under Section 8.01(c) of the Existing Credit Agreement with respect to a failure by AAR to perform or observe any term, covenant or agreement contained in Section 7.13 (Financial Covenants) of the Existing Credit Agreement shall have occurred and be continuing, (b) Servicer shall fail to perform in any material respect any of its obligations as servicer hereunder and such failure remains unremedied for five (5) Business Days after the earlier of Servicer obtaining knowledge thereof or notice from the Buyer of such failure, or (c) an Insolvency Event with respect to the Servicer has occurred and is continuing.

“Servicer Indemnified Amounts”: The meaning set forth in Section 4(f) hereto.

“Servicer Indemnified Person”: The meaning set forth in Section 4(f) hereto.

“Significant Subsidiary”: At any time any Restricted Subsidiary which accounts for more than (i) 10% of the consolidated assets of AAR and its Restricted Subsidiaries or (ii) 10% of the consolidated revenue of AAR and its Restricted Subsidiaries.

Exh. A-11

“Tranche A Account Debtor”: Each of (i) the account debtors listed on Schedule I hereto, as such Schedule may be modified or supplemented from time to time, as approved by Buyer in writing in its sole and absolute discretion (the “Tranche A Listed Account Debtors”), and (ii) any wholly-owned subsidiary of a Tranche A Listed Account Debtor.

“Tranche A Maximum Outstanding Purchase Price”: $121,000,000.

“Tranche A Receivables”: All accounts, instruments, documents, contract rights, general intangibles and chattel paper (as such terms are understood under the UCC or similar law), all tax refunds and proceeds of insurance, and all other forms of obligations owing to Sellers by a Tranche A Account Debtor, whether now existing or hereafter created, together with the Related Security with respect thereto, and with respect to each of the foregoing, all Collections and proceeds thereof.

“Tranche B Account Debtor”: Each of (i) the account debtors listed on Schedule II hereto, as such Schedule may be modified or supplemented from time to time, as approved by Buyer in writing in its sole and absolute discretion (the “Tranche B Listed Account Debtors”), and (ii) any wholly-owned subsidiary of a Tranche B Listed Account Debtor.

“Tranche B Maximum Outstanding Purchase Price”: $100,000,000.

“Tranche B Receivables”: All accounts, instruments, documents, contract rights, general intangibles and chattel paper (as such terms are understood under the UCC or similar law), all tax refunds and proceeds of insurance, and all other forms of obligations owing to Sellers by a Tranche B Account Debtor, whether now existing or hereafter created, together with the Related Security with respect thereto, and with respect to each of the foregoing, all Collections and proceeds thereof.

“Transaction Documents”: This Agreement, the Parent Undertaking, the Account Control Agreement, each Request, each Joinder Agreement, and all other documents and agreements to be executed and delivered by any Seller Party in connection with any of the foregoing, in each case, as amended, supplemented or otherwise modified from time to time.

“UCC”:  The Uniform Commercial Code in effect in the State of New York from time to time.

“Unrestricted Subsidiary”: means each of AAR Aircraft & Engine Sales & Leasing, Inc., each subsidiary thereof (the “AAR AESL Group”), AAR International Financial Services, L.L.C., each subsidiary thereof (the “AAR IFS Group”), and each other subsidiary of the Parent designated as such in a written notice to the Buyer by the Parent; provided, however, that (i) no such designation shall take effect until the receipt of such notice by the Buyer, (ii) no such designation shall be made if an Event of Termination or an event that with the passing of time or giving of notice or both would be an Event of Termination, would result therefrom, and (iii) no such designation shall be made without the Buyer’s prior written consent if, after giving effect to such designation on a pro forma basis, EBITDA for the Parent and the Restricted Subsidiaries, on a consolidated basis, would be reduced by more than 10% of consolidated EBITDA for the Parent and the Restricted Subsidiaries for the four fiscal quarter period immediately preceding the fiscal quarter in which such designation is made. If at any time a subsidiary that is designated

Exh. A-12

as an Unrestricted Subsidiary represents (i) more that 10% of the consolidated assets of the Parent and its subsidiaries or (ii) more than 10% of the consolidated revenue of the Parent and its subsidiaries, such Unrestricted Subsidiary shall automatically be redesignated as a Restricted Subsidiary; provided, however, that this sentence shall not apply to any subsidiary that is a part of the AAR AESL Group or the AAR IFS Group.

Principles of Interpretation.  As used in the Transaction Documents: (a) defined terms used in the singular shall import the plural and vice versa; (b) the words “hereof,” “herein,” “hereunder,” and similar terms when used in any Transaction Document shall refer to such Transaction Document as a whole and not to any particular provisions of such Transaction Document, (c) “including” and similar terms shall be deemed to be followed by “without limitation” unless in fact followed by “with limitation” or a similar term; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”; (e) any reference to any law in any Transaction Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law; (f) section headings are for convenience of reference only and shall in no way affect the interpretation of any Transaction Document; (g) any reference in any Transaction Document to any Person shall be construed to include such Person’s successors and permitted assigns; and (h) any definition of or reference to any agreement, instrument or other document in any Transaction Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced, including by way of any supplement or joinder agreement (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth therein).

Exh. A-13

Exhibit B
Conditions Precedent for Initial Purchase Date

The purchase of Proposed Receivables under this Agreement on the Initial Purchase Date is subject to the conditions precedent that Buyer shall have received on or before such date the following, each dated on or prior to the Initial Purchase Date, in form and substance satisfactory to Buyer:

(a)           If available in the applicable jurisdiction, a certificate issued by the jurisdiction under the laws of which such Person is organized as to the legal existence and good standing of each Seller Party.

(b)           Certified copies of each Seller Party’s charter and by-laws and certified copies of all documents evidencing necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents.

(c)           A certificate of the Secretary or Assistant Secretary of each Seller Party certifying the names and true signatures of the incumbent officers of such entity authorized to sign this Agreement, each Request and the other Transaction Documents.

(d)           (x) Completed requests for information (UCC search results and similar lien or change search results in any applicable jurisdiction of a Seller) dated within 30 days of the Initial Purchase Date, and a schedule thereof listing all effective financing statements that name any Seller as debtor, together with copies of all other financing statements filed against Seller and (y) releases of, and acknowledgment copies of proper termination statements (Form UCC-3 or similar form in any applicable jurisdiction) necessary to evidence the release of all security interests, ownership and other rights of any Person previously granted by the applicable Seller in the Receivables owing from Account Debtors.

(e)           Acknowledgment or time-stamped receipt copies of proper financing statements (showing Seller as “debtor/seller” and Buyer as “secured party/buyer”) duly filed on or before the Initial Purchase Date under the UCC.

(f)            A favorable corporate opinion of in-house counsel to each Seller and Parent in form and substance reasonably satisfactory to Buyer and in each applicable jurisdiction in which such Person is organized.

(g)           A favorable opinion letter from outside counsel to each Seller in form and substance satisfactory to Buyer and addressing, among other things, the “true sale” of the Receivables, security interest matters, and enforceability of this Agreement and the other Transaction Documents under the laws of each applicable jurisdiction.

(h)           Proof of payment of all reasonable attorneys’ fees and disbursements incurred by the Buyer up to the Initial Purchase Date and invoiced to the Sellers at least one Business Day prior to such date.

(i)            A duly executed Parent Undertaking.

B-1

(j)            A duly executed Credit Insurance Policy by the Credit Insurance Provider naming the Buyer as beneficiary and insured party.

(k)           A duly executed Letter of Credit issued by the L/C Issuer in favor of the Buyer.

B-2

Exhibit C
Representations and Warranties

(a)           The information relating to Proposed Receivables, including, without limitation, the Receivables Information included in each Offer or Request, is true and correct in all material respects, including, without limitation, the list of purchase order numbers, the invoice numbers and the unpaid amounts due in respect thereof which comprise the Purchased Receivables on such Purchase Date. Buyer has received true and correct copies of all requested documentation relating to each of the Purchased Receivables. Neither any Seller Party nor the related Account Debtor is in default in any material respect in the performance of any of the provisions of the documentation applicable to its transactions included within the Purchased Receivables.

(b)           Each Proposed Receivable is an Eligible Receivable.

(c)           The applicable Seller is the legal and beneficial owner of each Eligible Receivable free and clear of any lien, encumbrance or security interest; upon each purchase of a Purchased Receivable, Buyer shall acquire valid ownership of each Purchased Receivable and the Collections with respect thereto prior to all other Persons.

(d)           [Reserved.]

(e)           Each Seller Party is duly incorporated, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business, and (to the extent applicable) is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, in each case except as would not reasonably be expected to result in a Material Adverse Change.

(f)            The execution, delivery and performance by each Seller Party of this Agreement and the other Transaction Documents, (i) are within such Person’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene (1) such Person’s charter or by-laws, (2) any law, rule or regulation applicable to such Person, (3) any contractual restriction binding on or affecting such Person or its property, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Person or its property, except in the case of clauses (ii)(2)-(4) as would not reasonably be expected to result in a Material Adverse Change.  This Agreement and each other Transaction Document has been duly executed and delivered by each Seller Party.  Each Seller Party has furnished to Buyer a true, correct and complete copy of its certificate of incorporation and by-laws or limited partnership agreement, including all amendments thereto.

(g)           No authorization or approval or other action by, and no notice to or filing with, any governmental entity is required for the due execution, delivery and performance by any Seller Party of this Agreement or any other Transaction Document, except for the filings or notices as may be necessary to perfect the security interest granted to Buyer pursuant to this Agreement and the other Transaction Documents and except as would not reasonably be expected to result in a Material Adverse Change.

(h)           This Agreement and each other Transaction Document constitutes the legal, valid and binding obligation of each Seller Party, enforceable against such Person in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).

(i)            There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting any Seller Party or any of its affiliates before any court, governmental entity or arbitrator which could reasonably be expected to result in a Material Adverse Change.

(j)            No Seller Party has changed the location of its jurisdiction of organization, principal place of business or chief executive office in the last five years except as has otherwise been notified in writing to the Buyer pursuant to clause (a) of Exhibit D.

(k)           There exists no event which has or is reasonably likely to have a Material Adverse Change.

(l)            Each Seller shall treat each sale of Purchased Receivables hereunder as a sale for federal and state income tax, reporting and accounting purposes.

(m)          All information heretofore or contemporaneously herewith furnished in writing by the Seller Parties to the Buyer for purposes of or in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby is, and all written (including in any electronic information or communication) information hereafter furnished by or on behalf of the Seller Parties to the Buyer pursuant hereto or thereto or in connection herewith or therewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Buyer that any projections and forecasts provided by the Seller Parties are based on good faith estimates and assumptions believed by the Seller Parties to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

(n)           (i) Each Seller Party is subject to commercial law with respect to its obligations under this Agreement and the other Transaction Documents; (ii) the making and performance of this Agreement and the other Transaction Documents constitutes a private and commercial act rather than a governmental or public act, and such Seller Party has no right of immunity from suit, court jurisdiction, execution of a judgment or from any other legal process with respect to obligations under this Agreement and the other Transaction Documents; and (iii) to the extent that such Seller Party may hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement and the other Transaction Documents to claim any such immunity, and to the extent that in any such jurisdiction there may be attributed to such Seller Party an immunity (whether or not claimed and regardless of how characterized), such Seller Party hereby irrevocably agrees not to claim or assert and hereby irrevocably waives such immunity to the fullest extent permitted by applicable law.  Without limiting the generality of the forgoing, each Seller Party agrees that the waivers set forth in this paragraph (n) shall, to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States, be, and is intended to be, irrevocable for purposes of such act.

(o)           As of the Initial Purchase Date, all conditions precedent set forth in Exhibit B hereto have been fulfilled or waived in writing by Buyer, and as of each Purchase Date, the conditions precedent set forth in Section 1(b) hereto have been fulfilled or waived in writing by Buyer.

(p)           Each Seller Party is in compliance in all material respects with the agreements and sale terms relating to the Purchased Receivables, and, to its knowledge, the Purchased Receivables, and the agreements and sale terms related thereto are not subject to any Dispute, whether arising out of the transactions contemplated by this Agreement and the other Transaction Documents or independently thereof. No effective financing statement or other instrument similar in effect covering any Receivable or any Collection Account has been filed in any recording office, except those filed in favor of Buyer relating to this Agreement and the other Transaction Documents, and no competing notice or notice inconsistent with the transactions contemplated in this Agreement and the other Transaction Documents remains in effect with respect to any Account Debtor.

(q)           Each Seller’s assets are free and clear of any liens in favor of the Internal Revenue Service, any Employee Benefit Plan (as defined in Section 3(3) of ERISA) or the Pension Benefit Guaranty Corporation other than inchoate tax liens resulting from an assessment of such Seller.

(r)            Neither any Seller Party nor any of its affiliates is currently the subject of, or, to its knowledge, has no intention as of the Initial Purchase Date of commencing, an insolvency proceeding or petition in bankruptcy.

Exhibit D
Covenants

Until the later of the termination of this Agreement and the Final Collection Date:

(a)           Corporate Existence.  Each Seller Party will comply in all material respects with all material applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges.  Each Seller Party will keep its current jurisdiction of organization, principal place of business and chief executive office and the office where it keeps its records concerning the Purchased Receivables at the address set forth in Section 6 hereto or, upon 30 days’ prior written notice to Buyer, at any other locations in jurisdictions where all actions reasonably requested by Buyer or otherwise necessary to protect, perfect and maintain Buyer’s ownership interest in the Purchased Receivables have been taken and completed.

(b)           Books and Records.  Each Seller Party will keep its books and accounts in accordance with GAAP and shall make a notation on its books and records, including any computer files, to indicate which Receivables have been sold to Buyer.  Each Seller Party shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all collections of and adjustments to each existing Purchased Receivable).

(c)           Sales, Liens and Debt.  No Seller Party will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any lien, encumbrance or security interest upon or with respect to, the Purchased Receivables or upon or with respect to any account to which any collections of any Purchased Receivable are sent (including the Collection Account), or assign any right to receive income in respect thereof except the security interests in favor of Buyer.

(d)           Extension or Amendment of Receivables.  No Seller Party will amend or extend the payment terms under any Purchased Receivables, unless approved in advance by Buyer, and shall not otherwise waive or permit or agree to any deviation from the terms or conditions of any Purchased Receivable except in accordance with prior and prudent business practices and its credit and collection policies.

(e)           Audits and Visits.  Each Seller Party will, at any time and from time to time during regular business hours as requested by Buyer, permit Buyer, or its agents or representatives, upon reasonable notice, (i) on a confidential basis, to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to the Purchased Receivables including, without limitation, the related contracts, and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to the Purchased Receivables or its performance under the Transaction Documents or under the related contracts with any of its officers or employees having knowledge of such matters; provided that such Person shall not, unless an Event of Termination shall have occurred and remain continuing hereunder (in which case no such limit shall apply), be responsible for the costs and expenses of more than one such examination or visit during any calendar year.

(f)            Reporting Requirements.  The Seller Parties will provide to Buyer the following:

(i)            (x) promptly when available and in any event within 90 days after the close of each fiscal year of AAR, a copy of the annual audit report of the Parent and its subsidiaries for such fiscal year, including therein consolidated balance sheets and statements of earnings and cash flows of the Parent and its subsidiaries as at the end of such fiscal year,  together with a report of independent registered public accounting firm thereon without adverse reference to going concern value and without qualification by KPMG LLP or such other independent auditors of recognized standing selected by the Parent and reasonably acceptable to the Buyer; provided that the availability on EDGAR or the internet within the time period specified above of the Parent’s Annual Report on Form 10-K for such fiscal year (together with the Parent’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Paragraph (f)(i).  The Seller Parties shall also furnish to the Buyer promptly when available and in any event within 90 days after the close of each fiscal year of AAR consolidated balance sheets and statements of earnings and cash flows of the Parent and all Restricted Subsidiaries as at the end of such fiscal year prepared in accordance with GAAP and a consolidated balance sheet and statement of earnings and cash flows of all of the Parent’s Unrestricted Subsidiaries as at the end of such fiscal year prepared in accordance with GAAP, together with information on elimination entries (subject, in the case of the financial statements for the Parent and its Restricted Subsidiaries and the financial statements for the Parent’s Unrestricted Subsidiaries, to the absence of footnotes and other deviations from GAAP that are to be listed or itemized by the Parent upon submission of such financial statements);

(ii)           promptly when available and in any event within 45 days after the end of each fiscal quarter of AAR, consolidated balance sheets of the Parent and its subsidiaries as of the end of such fiscal quarter, together with consolidated statements of earnings and cash flows for such fiscal quarter and for the period beginning with the first day of such fiscal year and ending on the last day of such fiscal quarter,  together with a comparison with the corresponding period of the previous fiscal year certified by a Responsible Officer of the Parent; provided, that the availability on EDGAR or the internet within the time period specified above of copies of the Parent’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Paragraph (f)(i).  The Parent shall also furnish to the Buyer promptly when available and in any event within 45 days after the close of each fiscal quarter of AAR consolidated balance sheets of the Parent and its Restricted Subsidiaries as of the end of such fiscal quarter, together with consolidated statements of earnings and cash flows for such fiscal quarter, and consolidated balance sheets of the Parent Unrestricted Subsidiaries as of the end of such fiscal quarter, together with a consolidated statement of earnings and cash flows and information on elimination entries reasonably satisfactory to the Buyer.  All deliveries under this paragraph shall be prepared in accordance with GAAP (subject, in the case of the financial statements for the Parent and its Restricted Subsidiaries and the financial statements for the Parent’s Unrestricted Subsidiaries, to the absence of footnotes and other deviations from GAAP that are to be listed or itemized by the Parent upon submission of such financial statements);

(iii)          promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Parent filed with the SEC; copies of all registration statements of the Parent filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally, provided that the availability on EDGAR or the internet of any such report, statement or communication shall be deemed to satisfy the requirements of this Paragraph (f)(iii) with respect to such report, statement or communication;

(iv)          at least ten (10) Business Days prior to any change in any Seller Party’s name, a notice setting forth the new name and the proposed effective date thereof;

(v)           without prejudice to the repurchase obligation set forth in Section 7(a)(ii), promptly (and in no event later than five (5) Business Days following the earlier of actual knowledge of any Seller Party or receipt of notice thereof), written notice in reasonable detail, of any lien, encumbrance or security interest or material Dispute or lien asserted or claim made against a Purchased Receivable or any credit memoranda issue relating to any Purchased Receivable;

(vi)          promptly (and in no event later than five (5) Business Days following the earlier of actual knowledge of any Seller Party or receipt of notice thereof), written notice in reasonable detail of any pending or, to its knowledge, threatened, action, proceeding, investigation or injunction, writ or restraining order affecting any Seller Party before any court, governmental entity or arbitrator which would reasonably be expected to result in a Material Adverse Change and which has not been previously disclosed by any Seller Party to the Buyer and will not be disclosed by the Seller Parties in their next applicable SEC Filings in accordance with the requirements thereof;

(vii)         within five (5) Business Days of each payment on a Purchased Receivable received by any Seller Party, notice to the Buyer as to which invoice such payment relates in a format reasonably acceptable to, and as approved by, the Buyer;

(viii)        on Friday of each calendar week or, if any such day is not a Business Day, the next succeeding Business Day, a report outlining the outstanding Purchased Receivables in a form and substance reasonably satisfactory to Buyer;

(ix)          immediately (and in no event later than five (5) Business Days following the earlier of actual knowledge of any Seller Party or receipt of notice thereof), written notice in reasonable detail, that any Purchased Receivable ceases to be an Eligible

Receivable or if any Seller Party reasonably believes any Purchased Receivable is no longer an Eligible Receivable;

(x)           promptly after acquiring actual knowledge or notice of the occurrence thereof, written notice in reasonable detail of any Insolvency Event with respect to any Account Debtor, or any event which results or would reasonably be expected to result in a material adverse change in the business, conditions (financial or otherwise), operations, performance or properties of any such Account Debtor;

(xi)          promptly upon Buyer’s reasonable request, copies of all commercial purchase and sale contracts between the Seller Parties and the Account Debtors, any amendments thereto, any supporting documentation and any other relevant documentation relating to the Purchased Receivables; and

(xii)         promptly upon Buyer’s reasonable request, proof of delivery for all goods sold or other information or documentation as Buyer may require in its reasonable discretion or in order to comply with applicable laws or regulations.

Documents required to be delivered pursuant to clauses (i), (ii) and (iii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such Seller Party posts such documents, or provides a link thereto on such Seller Party’s website on the Internet at aarcorp.com.

(g)           Further Instruments.  Each Seller Party and the Buyer will, at the Seller Parties’ expense, promptly execute and deliver all further instruments and documents, and take all further action that the other party may reasonably request, from time to time, in order to perfect, protect or more fully evidence the full and complete ownership and security interest in the Purchased Receivables, or to enable Buyer to exercise or, subject to the following sentence, enforce the rights of Buyer hereunder or under the Purchased Receivables.  In addition, upon Buyer’s request, each Seller Party will provide duly executed notices of each purchase and sale of Purchased Receivables to Account Debtors located outside the United States, if necessary to perfect the purchase and sale of the Purchased Receivables, and such notices shall be acknowledged by such Account Debtor if required by applicable law to perfect such purchase and sale or security interest, as applicable.

(h)           Taxes.  Subject to Section 7(c) hereto, each Seller Party will pay any and all taxes imposed upon such Seller Party relating to the transactions contemplated under this Agreement and the other Transaction Documents, including but not limited to the sale, transfer and assignment of each Purchased Receivable; except for those taxes that are not yet overdue or that such Seller Party is contesting in good faith and for which adequate reserves have been taken.

(i)            Perform Terms.  Each Seller Party will duly perform and comply in all material respects with all terms under each contract relating to the Purchased Receivables and promptly inform Buyer when it becomes aware (by knowledge or notice) of any material breach or default by any Seller Party or any Account Debtor of any of the terms thereof.

Exhibit E

Form of Joinder Agreement

This JOINDER AGREEMENT, dated as of [              ], [       ] (this “Joinder Agreement”) is made by and among AAR CORP. (“AAR”), as Parent, Servicer and Seller Representative, [New Seller] (the “New Seller”), an affiliate of AAR CORP., to be joined as a Seller under the Purchase Agreement (as defined below), and Citibank, N.A., as buyer (the “Buyer”).

BACKGROUND

1.             AAR, the various Sellers from time to time party thereto and the Buyer have entered into that certain Purchase Agreement, dated as of February 23, 2018 (as it may be amended from time to time, the “Purchase Agreement”).

2.             The New Seller, an affiliate of AAR, desires to become a party to the Purchase Agreement as a Seller pursuant to Section 14 thereof.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Seller, AAR and Buyer hereby agree as follows:

SECTION 1.  Definitions.  Capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase Agreement.

SECTION 2. Purchase Agreement.  The New Seller hereby joins the Purchase Agreement pursuant to Section 14 thereof for the purpose of becoming a Seller thereunder and agrees to be bound by all terms and conditions of the Purchase Agreement as and with respect to itself and the Receivables sold by it to the Buyer.  The New Seller hereby acknowledges that it has received a copy of the Purchase Agreement and the other Transaction Documents.

SECTION 3.  Miscellaneous.

(a)           The New Seller’s chief executive office, principal place of business and the office where it keeps its records concerning the Purchased Receivables is [           ].  The New Seller’s jurisdiction of organization is [            ].

(b)           This Joinder Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

(c)           This Joinder Agreement shall be binding upon, and shall inure to the benefit of, the parties thereto and their respective successors and permitted assigns.

(d)           This Joinder Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Joinder

E-1

Agreement by facsimile or by electronic mail attachment in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

(e)           By signing in the space provided for it below, AAR, in its capacity as initial Servicer under the Purchase Agreement hereby confirms, acknowledges and agrees that it will collect and service the Purchased Receivables sold to the Buyer by the New Seller pursuant to all of the terms of the Purchase Agreement and AAR, in its capacity as direct or indirect parent or affiliate of New Seller, hereby confirms, acknowledges and agrees that AAR shall be jointly and severally responsible for all payment and other obligations of New Seller as set forth in the Purchase Agreement and that AAR shall cover such obligations of New Seller in accordance with the terms of the Parent Undertaking as if New Seller were originally named as a covered party therein.

(continued on following page)

E-2

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NEW SELLER],
as a Seller

By:
Name:
Title:

CITIBANK, N.A.,
as Buyer

By:
Name:
Title:

AAR CORP.,
as Servicer, Seller Representative and Parent

By:
Name:
Title:

Exhibit F

The Platform:  Terms and Conditions of the Limited License

The terms and conditions set forth below governs the use by Seller of the Platform in connection with the performance of this Agreement:

(a)                                 Ownership.  The Platform is owned by Citi and is subject to the limited license (and not sold) to Seller hereunder.

(b)                                 Grant of Limited License.  Subject to the terms of this Exhibit F, Citi grants Seller the world-wide, non-exclusive, non-sublicensable, non-transferable license to use the Platform solely in connection with the performance of this Agreement, and for the specific purposes of uploading Receivables Information and approving the Proposed Receivables for purchase by Buyer hereunder.  For the avoidance of doubt, Seller may not use the Platform to provide any services to or on behalf of any Person other than Buyer.  All rights not expressly granted to Seller are reserved by Citi.  No rights are granted by implication or otherwise.

(c)                                  Termination.  The limited license granted to Seller shall terminate upon the termination of this Agreement.  Upon termination, Seller shall cease all use of the Platform and all other rights granted to Seller shall automatically be terminated; provided, that provisions contained in this Exhibit F that expressly or by their sense and context are intended to survive the expiration or termination of this Agreement shall so survive the expiration or termination, including without limitation clauses (a), (c), (d), (f) and (g) hereof.

(d)                                 Proprietary Rights.  Seller acknowledges that all rights, title, and proprietary rights in and to the Platform (including, but not limited to, any patents, trade secrets, trademarks, and copyrights incorporated into the Platform) are owned by Citi.  The Platform is protected by copyright laws, international treaty provisions, and other laws.  Seller understands that Citi may update or revise the Platform in its sole discretion.

(e)                                  Confidentiality. Seller hereby acknowledges that the Platform constitutes and contains confidential information of Citi and its affiliates.  Seller agrees to not copy reverse engineer or disassemble the Platform or disclose its existence to any third party.  Seller further agrees to exercise at least the same degree of care in maintaining the confidentiality of the Platform as Seller exercises in maintaining the confidentiality of its own confidential information; provided that at a minimum Seller will exercise a reasonable standard of care in maintaining the confidentiality of the Platform.  Confidential information under this clause (e) shall not include information provided by Seller or which is or becomes publicly available through no breach by Seller of this clause (e).  Seller shall be entitled to comply with any question from a governmental entity, regulatory authority or agency, by subpoena, administrative or judicial processor otherwise that requests access to confidential information under this clause (e); provided, Seller, to the extent permitted under applicable law or regulation, will use its reasonable efforts to provide prompt notice to Citi of such request.  Seller acknowledges that the confidential information set forth in the Platform is unique and valuable, and that disclosure in breach of this clause (e) will result in irreparable injury to Citi for which monetary damages alone would not be an adequate remedy.  Therefore, Seller agrees that in the event of a breach or threatened breach of confidentiality, Citi shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond.

F-1

(f)                                   Disclaimer of Warranties and Duties.  Citi may, at its discretion, provide support services (“Support Services”) to Seller to facilitate Seller’s use of the Platform.  Seller acknowledges and understands that Citi is not in the business of providing technical support and has finite resources in this area, and is unable to accept any obligation to provide Support Services to Seller now or in the future.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CITI AND ITS AFFILIATES PROVIDE THE PLATFORM AND ANY (IF ANY) SUPPORT SERVICES WITHOUT ANY EXPRESS WARRANTY OR INDEMNITY, AND THE PLATFORM AND SUPPORT SERVICES ARE PROVIDED “AS IS” AND “WITH ALL FAULTS”. CITI HEREBY DISCLAIMS ALL IMPLIED INDEMNITIES AND WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY (IF ANY) IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE, OR THAT THE OPERATION OF THE PLATFORM WILL BE ACCURATE, VIRUS-FREE, OR WILL CORRESPOND TO ANY DOCUMENTATION.  SOME JURISDICTIONS DO NOT ALLOW EXCLUSIONS OF AN IMPLIED WARRANTY, SO THE ABOVE EXCLUSION MAY NOT FULLY APPLY TO SELLER, AND SELLER MAY HAVE OTHER RIGHTS THAT VARY BETWEEN JURISDICTIONS.  NO PROVISION OF THIS LIMITED LICENSE TO USE THE PLATFORM SHALL BE TAKEN AS EXCLUDING OR RESTRICTING OR ATTEMPTING TO EXCLUDE OR RESTRICT ANY LIABILITY FOR DEATH OR PERSONAL INJURY ARISING FROM CITI’S NEGLIGENCE OR FOR FRAUD.

(g)                                  No Implied Warranties.  NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY CITI, ITS AGENTS OR EMPLOYEES CREATES A WARRANTY AND SELLER MAY NOT RELY ON ANY SUCH INFORMATION OR ADVICE.

F-2

Exhibit G

Supplemental Terms During an Unavailability Period

In the event that Buyer determines that the Platform is unavailable for Postings for any reason prior to the Purchase Termination Date (an “Unavailability Period”), Seller may continue to offer Proposed Receivables for purchase by Buyer pursuant to the supplemental terms set forth in this Exhibit G. Except as expressly provided herein, this Agreement and terms and conditions set forth herein shall be equally applicable to sales and purchases of Receivables during an Unavailability Period utilizing the supplemental terms set forth in this Exhibit G and not fully utilizing the Platform in the manner otherwise contemplated in this Agreement.

During an Unavailability Period,

1.                                      Supplement to Section 1(a). Seller may submit to Buyer a request in substantially the form attached as Schedule 1 to this Exhibit G (a “Request”) that Buyer purchase from Seller the Proposed Receivables described in such Request. Buyer, in its sole discretion, may elect to accept or reject a Request.

2.                                      Supplement to Section 1(c). The Purchase Price shall be calculated in the Request. Buyer shall confirm the acceptance of a purchase and payment of the Purchase Price via email.

3.                                      Requests under this Agreement. Each Request shall constitute a “Posting” and an “Offer” for all purposes of this Agreement.

4.                                      Supplement to Section 8. Communications (including Postings) with respect to the sale and purchase of Receivables and reconciliation of Collections shall be conducted via fax or email communication (including Excel files and PDF file attachments thereto), all in form and substance satisfactory to Buyer and Seller.

5.                                      Credit Spread. Any changes in a Credit Spread during the Unavailability Period shall be communicated by Buyer pursuant to the provisions of paragraph 4 above.

Schedule 1

Form Of Request

[date]

Citibank, N.A.

388 Greenwich Street, 25th Floor

New York, NY 10013

Reference is hereby made to that certain Purchase Agreement, dated as of February 23, 2018, between AAR CORP., as seller representative (the “Seller Representative”), [        ] (“Seller”), the other “Sellers” party thereto, and CITIBANK, N.A. (“Buyer”) (as it may be amended, modified or supplemented from time to time, the “Agreement”; terms not otherwise defined herein shall have the meanings set forth in the Agreement).

Pursuant to the terms of the Agreement, Seller hereby requests that Buyer purchase from Seller the Proposed Receivables listed on the Exhibit attached hereto with an aggregate Purchase Price of $[           ].

Seller represents and warrants that as of the date hereof, assuming the purchase of the Proposed Receivables pursuant to terms of the Agreement:

1.                                      Seller’s representations and warranties made herein and in the other Transaction Documents with respect to the Proposed Receivables (including the Receivables Information) are true and accurate in all material respects, and all other of such Seller’s representations and warranties (other than those set forth in clauses (i) and (k) of Exhibit C) are true and accurate in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and accurate in all material respects as of such earlier date);

2.                                      Seller is in compliance in all material respects with all of its covenants made herein and in the other Transaction Documents;

3.                                      No Event of Repurchase exists on such Purchase Date, unless such Seller has repurchased and paid (or is paying on such Purchase Date) the full amount of the Repurchase Price (or the amount subject to Dispute, to the extent provided pursuant to the Agreement) for the affected Purchased Receivables pursuant to the terms of the Agreement or such repurchase or other payment is being effectuated on such Purchase Date by payment in cash or by setoff by Buyer against the Purchase Price for the Proposed Receivables;

4.                                      Following the sale and purchase of the Proposed Receivables, (A) the Outstanding Purchase Price will not exceed the Maximum Outstanding Purchase Price, (B) the Outstanding Purchase Price for all Tranche A Receivables will not exceed the Tranche A Maximum Outstanding Purchase Price, (C) the Outstanding Purchase Price for all Tranche B Receivables will not exceed the Tranche B Maximum Outstanding Purchase Price and (D) the Outstanding Purchase Price with respect to the Purchased Receivables payable by any Account Debtor will not exceed such Account Debtor’s Purchase Sublimit (unless otherwise agreed or accepted by the Buyer);

5.                                      Seller has instructed each applicable Account Debtor to make any and all payments in respect of the Proposed Receivables directly to the Collection Account;

6.                                      [Buyer has a perfected security interest in the Collection Account](1);

7.                                      There has not been any Event of Termination with respect to any Seller Party since the date of the last purchase under the Agreement;

8.                                      The Letter of Credit is in full force and effect and the L/C Issuer has not rejected any claim thereunder made in accordance with the terms and conditions of the Letter of Credit; and

9.                                      The Credit Insurance Policy is in full force and effect and the Credit Insurance Provider has not rejected any claim thereunder made in accordance with the terms and conditions of the Credit Insurance Policy.

[Remainder of page intentionally blank]

(1)  Only inserted after DACA Date.

Upon acceptance by Buyer of this Request and payment of the Purchase Price, Buyer hereby purchases, and Seller hereby sells, all of Seller’s right, title and interest (but none of Seller’s obligations) with respect to the Proposed Receivables on the attached Exhibit as of the date hereof, and the Proposed Receivables shall become Purchased Receivables in the manner set forth in the Agreement.

[SELLER]

By:

Title:

REQUEST ACCEPTED:

CITIBANK, N.A.

By:

Title:

EXHIBIT TO REQUEST

List of Accounts Receivable for Account Debtor [            ][1] Proposed for Sale as of             , 20

Customer	Invoice/Purchase Order Number	Invoice Amount	Shipment Date	Customer P.O. #	Due Date

CALCULATION OF PURCHASE PRICE FOR THE PROPOSED RECEIVABLES (all amounts in Dollars)

(i) Aggregate Net Invoice Amount minus (ii) the Discount Margin for the Proposed Receivables with respect to the applicable Account Debtor	$

Purchase Price for the Proposed Receivables:	$

CALCULATION OF PURCHASE SUBLIMIT (all amounts in Dollars)

Outstanding Purchase Price for Proposed Receivables with respect to the Account Debtor of the Proposed Receivables (without the Proposed Receivables):	$

Purchase Price for Proposed Receivables:	$

Total Outstanding Purchase Price for such Account Debtor (not to exceed such Account Debtor’s Purchase Sublimit):	$

CALCULATION OF MAXIMUM AMOUNT (all amounts in Dollars)

Outstanding Purchase Price (without Proposed Receivables):	$

Purchase Price for Proposed Receivables:	$

Total Outstanding Purchase Price (not to exceed (i) $150,000,000 or (ii) with respect to (x) Tranche A Receivables, $121,000,000, and (y) Tranche B Receivables, $100,000,000):	$

[1]                                 Insert applicable Account Debtor’s name — use a different Exhibit for each different Account Debtor